    As filed with the Securities and Exchange Commission on December 8, 1999

                                                        Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                               ----------------

                                 INFORTE CORP.
             (Exact name of registrant as specified in its charter)
                               ----------------

         Delaware                     7373                   36-3909334
     (State or other      (Primary Standard Industrial    (I.R.S. Employer
     jurisdiction of      Classification Code Number)   Identification No.)
     incorporation or
      organization)


                                 INFORTE CORP.
                       150 N. Michigan Avenue, Suite 3400
                            Chicago, Illinois 60601
                                 (312) 540-0900
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               ----------------

                                Philip S. Bligh
                            Chief Executive Officer
                                 INFORTE CORP.
                       150 N. Michigan Avenue, Suite 3400
                            Chicago, Illinois 60601
                                 (312) 540-0900
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

          Edwin D. Mason, Esq.                   Larry A. Barden, Esq.
            Foley & Lardner                         Sidley & Austin
             One IBM Plaza                           Bank One Plaza
           330 N. Wabash Ave.                    10 South Dearborn St.
        Chicago, Illinois 60611                 Chicago, Illinois 60603
             (312) 755-1900                          (312) 853-7785

                               ----------------

  Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement is declared effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of each class of securities         Proposed maximum
           to be registered            Aggregate offering price(1) Amount of registration fee
---------------------------------------------------------------------------------------------
Common stock, $.001 par value........          $50,000,000                  $13,200

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) In accordance with Rule 457(o) under the Securities Act of 1933, the number of shares of common stock being registered and the proposed maximum offering price per share are not included in this table. The proposed maximum aggregate offering price is estimated solely for the purpose of calculating the registration fee pursuant to Section 6(b) and Rule 457(o) of the Securities Act of 1933.

                               ----------------

  The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this preliminary prospectus is not complete and may be + +changed. These securities may not be sold until the registration statement +
+filed with the Securities and Exchange Commission is effective. This          +
+preliminary prospectus is not an offer to sell nor does it seek an offer to   +
+buy these securities in any jurisdiction where the offer or sale is not       +
+permitted.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                   Subject to Completion. Dated       , 2000.

[LOGO]                                 Shares

                                 Inforte Corp.

                                  Common Stock

                                  -----------

  This is an initial public offering of shares of common stock of Inforte Corp.
All of the     shares of common stock are being sold by Inforte.

  Prior to this offering, there has been no public market for the common stock. It is currently estimated that the initial public offering price per share will be between $ and $ . Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "INFT".

  See "Risk Factors" on page 6 to read about factors you should consider before buying shares of the common stock.

                                  -----------

  Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Initial public offering price...................................   $       $
Underwriting discount...........................................   $       $
Proceeds, before expenses, to Inforte...........................   $       $

  To the extent that the underwriters sell more than     shares of common
stock, the underwriters have the option to purchase up to an additional shares from Inforte at the initial public offering price less the underwriting discount.

                                  -----------

  The underwriters expect to deliver the shares against payment in New York,
New York on       , 2000.

Goldman, Sachs & Co.
                 Salomon Smith Barney
                                   William Blair & Company

                                  -----------

                         Prospectus dated       , 2000.

                            [Inside Cover Graphics]




                               ----------------

    In this prospectus, "Inforte," "company," "we," "us," and "our" refer to Inforte Corp.

    You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

    We have obtained a federal registration of the service mark "Inforte." We have applied for federal registration of the service marks "Velocity to Value" and "V2V." Other trademarks and service marks appearing in this prospectus are the property of their respective holders.

                               PROSPECTUS SUMMARY

    You should read the following summary together with the more detailed information about our company and the common stock being sold in this offering and financial statements and the notes to those statements included elsewhere in this prospectus.

                                  Our Company

    Inforte is an eBusiness integrator, providing advanced technology consulting and systems integration services that enable our clients to capitalize on Internet-based technologies to transform their businesses and improve both their competitive positions and operational efficiencies. The depth and breadth of our eBusiness experience--including strategy, customer experience design and management, business-to-consumer and business-to-business electronic commerce, internal operations management, and supply chain restructuring--allow us to deliver advanced "end-to-end" Internet solutions to our clients that integrate all aspects of a client's business from internal processes to external business relationships.

    We believe that we are one of the few professional services firms that possess all the skills, technologies, methodologies, and processes necessary to offer successful end-to-end eBusiness solutions. Instead of installing a "point solution" that only uses the Internet for one specific purpose, we focus on creating and deploying holistic solutions that connect every aspect of a client's business together. We implement these solutions by focusing on advanced technological skills. These include not only our premier customer experience management capabilities and the implementation of advanced eBusiness software applications, but also strong back-end integration capabilities in areas such as architecture design and transaction processing.

    We consider technology consulting to be primarily an execution business. We therefore have developed a number of proprietary processes and methodologies such as our project delivery methodology, which we call Velocity to Value
(V2V), that provide us with extremely powerful tools to manage our business. We believe V2V and its surrounding set of processes allow us to deliver projects with consistently high quality, on time, and within budget. In addition, we believe that our solutions are successful because they are developed in collaboration with our clients. We include our clients in every aspect of the project, from design to implementation, thereby ensuring that our solutions are implemented effectively and that our clients' capabilities to manage, maintain, and use the solutions are appropriately developed. Equity ownership is an important component of employee motivation and compensation, and accordingly, all of our employees are stock or option holders.

    We believe that our approach to eBusiness, coupled with our vision and technological capabilities, have enabled us to achieve 100% referenceability among the over 120 clients that we have served since our inception, meaning that each client would provide us with a positive reference. In addition, this has helped us to achieve our industry-leading ratios of employee retention and project costs to revenue. To date, all our revenue has been internally generated and has at least doubled every year, having reached $20.5 million for the nine months ended September 30, 1999.

    Our client base consists primarily of Fortune 1000 companies and includes an increasing number of Internet-based, "dot.com" enterprises. Some of our principal clients in the past year included Alcatel, Citibank, CompUSA, Exp@nets, Gloss.com, Intuit, Monsanto, Primedia, R.R. Donnelley, and Sun Microsystems.

                             Our Market Opportunity

    Today's Internet technologies offer a wide range of opportunities for organizations seeking to improve their competitive positions through additional growth and increased efficiencies that can be achieved through "end-to-end" eBusiness solutions that link every part of their business together with their customers and suppliers. As a result, elaborate Internet strategies rank among the highest corporate priorities.

    While companies are eager to capture these significant new opportunities, the analysis, design, and implementation of an advanced Internet solution requires special skills and expertise that few businesses possess. Given the shortage of qualified personnel, it is also inefficient and difficult for companies to hire, train, and retain these professionals.

    Therefore, an increasing number of businesses engage Internet professional services firms to help them design and implement appropriate solutions. Accordingly, the worldwide market for Internet professional services is projected to grow dramatically. International Data Corp. estimates that this market will grow ten-fold from $7.8 billion in 1998 to $78.6 billion in 2003, representing a compound annual growth rate of approximately 59%.

                                  Our Strategy

    Our strategy is to continue to capitalize on eBusiness opportunities by expanding our relationships with existing customers and by developing new business opportunities with other Fortune 1000 and "dot.com" companies. To accomplish these goals, as well as continuously differentiate us from our competitors, we will strive to:

 .   maintain our advanced solution focus, which will allow us to consistently use leading-edge technologies to deliver advanced Internet solutions to our clients;

 .   ensure continued client satisfaction and referenceability, which is one of our key assets in competing for new business and in hiring new employees;

 .   continue to attract high quality personnel who possess the strong technical skills necessary to design and implement our advanced eBusiness solutions;
    and

 .   continue our superior external and internal business execution, which will improve our ability to obtain new business from new and existing clients as well as effectively manage our growth.

                                  Our Offices

    We were originally incorporated in Illinois in 1993 as InfoEdge, Inc., and changed our name to Inforte Corp. in 1997. In 1999, we reincorporated in Delaware. Our executive offices are located at 150 N. Michigan Avenue, Suite 3400, Chicago, Illinois 60601 and our telephone number is (312) 540-0900. Our web site is located at http://www.inforte.com. The information on our web site is not a part of this prospectus.

                                  The Offering

    The following information assumes that the underwriters do not exercise the option granted by us to purchase additional shares in this offering. See "Underwriting."

   Shares offered by Inforte...............     shares
   Shares outstanding after this offering..     shares(1)
   Proposed Nasdaq National Market symbol.. "INFT"
   Use of proceeds......................... For general corporate purposes, principally working capital and
                                            capital expenditures.

--------
(1) Based on shares outstanding as of       , 1999. Excludes     shares of
    common stock issuable upon the exercise of options with a weighted average
    exercise price of $   per share.

                         Summary Financial Information
                     (in thousands, except per share data)

                                                                  Nine Months
                                                                Ended September
                                 Year Ended December 31,              30,
                           ------------------------------------ ---------------
                            1994   1995   1996   1997    1998    1998    1999
                           ------ ------ ------ ------  ------- ------- -------
                            (unaudited)                           (unaudited)
Statement of Operations
 Data:
Revenues.................  $  387 $  773 $1,999 $5,056  $13,447 $ 9,803 $20,535
Operating income (loss)..     107     73    296   (140)   1,293     905   2,486
Pro forma net income
 (loss) (unaudited)(1)...  $   72 $   44 $  173 $ (111) $   777 $   539 $ 1,550
Pro forma diluted
 earnings (loss) per
 share (unaudited)(1)....    0.01 $ 0.01 $ 0.02 $(0.02) $  0.08 $  0.05 $  0.15
Weighted average common
 shares outstanding--
 Diluted.................   6,746  6,950  9,108  5,264   10,143  10,021  10,684

                                                            September 30, 1999
                                                          ----------------------
                                                          Actual  As Adjusted(2)
                                                          ------- --------------
                                                               (unaudited)
Balance Sheet Data:
Cash and cash equivalents................................ $ 5,256     $
Working capital..........................................   1,441
Total assets.............................................  12,297
Long-term debt, net of current portion...................     --
Stockholders' equity.....................................   2,598

--------
(1) During the four years ended December 31, 1998, we operated as a sub-chapter S corporation under the Internal Revenue Code and in some of the states in which we did business. As a result, our taxable earnings or loss flowed through to our stockholders. The pro forma net income (loss) data assumes that we were subject to income tax had we always operated as a C corporation. In 1999, we were a C corporation; however, the conversion from a sub-chapter S corporation to a C corporation resulted in a tax benefit for accounting purposes due to the recording of deferred tax benefits, increasing our earnings per share. The pro forma earnings per share for the nine months ended September 30, 1999 reflects the earnings per share we would have reported without the one-time conversion to a C corporation.
(2) Gives effect to the sale of      shares of common stock offered by this
    prospectus at an assumed offering price of $     per share, after deducting
    the underwriting discount and estimated offering expenses, but assumes the underwriters do not exercise the option to purchase additional shares in this offering.

                                  RISK FACTORS

    You should carefully consider the following risks before making an investment decision. If any of the following risks occur, our business, results of operations, or financial condition could be materially adversely affected, the trading price of our common stock could decline and you could lose all or part of your investment.

                            Risks Related to Inforte

If we fail to identify and successfully transition to the latest and most advanced solutions, our business could suffer.

    We focus on providing our clients advanced solutions that employ advanced technologies. If we fail to identify the latest and most advanced solutions, or if we identify but fail to successfully transition our business to these advanced solutions, our business, reputation, and our ability to compete for the best employees could suffer.

If we fail to satisfy our clients' expectations, existing and continuing business could be adversely affected.

    Our sales and marketing strategy emphasizes our belief that any client we have ever worked for would give us a positive reference. Therefore, if we fail to satisfy the expectations of our clients, we could damage our reputation and our ability to retain existing clients and attract new clients. In addition, if we fail to perform our engagements, we could be liable to our clients for breach of contract. Although most of our contracts limit the amount of any damages to the fees we received, we could still incur substantial costs, negative publicity, and diversion of management resources to defend a claim, and as a result, our business results could suffer.

We may be unable to hire and retain highly-skilled employees, which would affect our ability to compete effectively and adversely affect our business.

    Due to the recent growth of the Internet, and in particular electronic commerce, individuals who are highly skilled in this industry are limited. Individuals who have the experience and expertise to perform the services we provide to our clients are even more limited. Consequently, competition for these individuals is intense. Moreover, to attract these individuals, we invest a significant amount of time and money. As competition for these highly-skilled individuals further intensifies, we may need to increase compensation in order to attract and retain qualified employees. In addition, we may not be able to sustain our historically low employee turnover rates after this offering. If we are unable to hire and retain highly-skilled individuals, our ability to retain existing business and compete for new business will be harmed.

If we fail to adequately manage our growth, our business may be negatively affected.

    Our business has grown dramatically over the past several years. For example, our revenue has increased from $5.1 million in 1997, to $13.4 million in 1998, to $20.5 million in the first nine months of 1999. We have also expanded our geographic scope to four locations since our inception and expect to continue to open additional offices. If our growth exceeds our expectations, our current managerial resources and infrastructure may be inadequate to handle our rapid growth, and we may have difficulty maintaining high client satisfaction. Also, our senior management team has limited collective experience managing a business the current size of Inforte or a public company. We cannot assure you that our historical rate of growth will continue.

    In addition, we may open offices in foreign countries. If we expand our business to include international operations, we may be exposed to additional risks associated with operating internationally, including risks associated with foreign currency fluctuations.

We believe that our senior management team and experienced personnel are essential to our success, and the loss of any of them may adversely affect our business.

    Our business, in part, depends upon personal relationships. Senior management and experienced personnel play an integral role in retaining and maintaining these relationships. If we were to lose members of our senior management team, we would have a difficult time finding adequate replacements. In addition, if any of our experienced personnel were to join a competitor or form a competing company, we could lose clients to that competitor. Consequently, the loss of senior management team members or the loss of any experienced personnel could materially affect our ability to retain or attract business.

If our relationships with certain software vendors were to deteriorate, our operations could be negatively impacted.

    We currently have relationships with software vendors, including Blue Martini, Concur, Genesys, i2, Microsoft, Siebel, and Vignette, and we expect that we will establish additional relationships with other software vendors. Although we have historically received a large number of business leads from these software vendors to implement their products, they are not required to refer business to us. If our existing relationships with these software vendors were to deteriorate, our reputation could suffer and our ability to develop new clients could be negatively impacted. Moreover, if the market acceptance of the product offerings of these software vendors were to decline and we were not able to transition to new software vendors, our business could be adversely impacted.

If we are unable to rapidly learn, use, and integrate third-party software applications, our business could suffer.

    We use, and recommend that our clients use, software applications from a variety of third-party vendors. If we are unable to integrate this software in a fully functional manner, we may experience difficulties that could delay or prevent the successful development, introduction, or marketing of new services. In addition, software often contains errors or defects, particularly when first introduced or when new versions or enhancements are released. Despite internal testing and testing by current and potential clients, our current and future solutions may contain serious defects due to third-party software or software we develop or customize for clients. Serious defects or errors could result in liability for damages, lost revenues, or a delay in implementation of our solutions.

Our revenues could be negatively affected by the loss of a major client or our failure to collect a large account receivable.

    At times we derive a significant portion of our revenue from large projects for a limited number of clients. In 1998, our five largest clients accounted for 36% of revenue and our ten largest clients accounted for 56% of revenue. For the first nine months of 1999, our five largest clients accounted for 38% of revenue and our ten largest clients accounted for 58% of revenue. In the first nine months of 1999, Sun Microsystems accounted for 11% of revenue and ProBusiness accounted for 10% of revenue. Our revenues could be negatively affected if we were to lose one of our major clients or if we were to fail to collect a large account receivable.

    In addition, many of our contracts are short-term and provide that our clients can reduce or cancel our services without incurring any penalty. If our clients reduce or terminate our services, we would lose revenue and would have to reallocate our employees and our resources to other projects to attempt to minimize the effects of that reduction or termination. Accordingly, terminations, including any termination by a major client, could adversely impact our business, financial condition, and results of operations.

We may lose money on fixed-price contracts.

    A majority of our contracts are fixed-price contracts, rather than contracts in which the client pays us on a time and materials basis. Our future success will depend on our ability to continue to set rates and fees accurately and to maintain targeted rates of employee utilization and project quality. If we fail to accurately estimate the time and the resources required for a project, any required increase in the time and resources to complete the project could cause our profits to be adversely affected.

Fluctuations in our quarterly revenues and operating results may lead to reduced prices for our stock.

    Our quarterly revenues and operating results have fluctuated significantly in the past and we expect them to continue to fluctuate significantly in the future. Historically, we have experienced our greatest sequential growth during the first and second quarters. We typically experience significantly lower sequential growth in the third and fourth quarters. We attribute this to the budgeting cycles of our customers, most of whom have calendar-based fiscal years. Our headcount and spending budgets in the first half of the year reflect this increase in anticipated demand. If in any year, our sequential growth in the first half is less than we anticipate, our results of operations could be materially and adversely affected.

    Variables that could cause fluctuations include:

  . variability in market demand for the Internet and for eBusiness;

  . length of the sales cycle associated with our service offerings;

  . the number, size, and scope of our projects;

  . timing and completion of our projects;

  . the efficiency with which we use our employees, including our ability to transition employees from completed engagements to new engagements;

  . the compensation we pay our employees;

  . our ability to keep discretionary expenses within budget;

  . the introduction of new services by our competitors;

  . changes in pricing policies by our competitors; and

  . our ability to attract and retain clients.

    Any one or more of these factors could harm our business and results of operations, which makes quarterly predictions difficult and often unreliable. As a result, quarter-to-quarter comparisons of our operating results are not necessarily meaningful and may not be good indicators of our future performance. It is possible that in one or more future quarters our operating results will fall below the expectations of securities analysts and investors. If this happens, the market price of our common stock would likely decline.

Others could claim that we infringe on their intellectual property rights, which may result in substantial costs, diversion of resources and management attention, and harm to our reputation.

    A portion of our business involves the development of software applications for specific client engagements. Although we believe that our services do not infringe on the intellectual property rights of others, we may be the subject of claims for infringement, which even if successfully defended could be costly and time-consuming. An infringement claim against us could materially and adversely affect us in that we may:

  . experience a diversion of our financial resources and of management personnel;

  . incur damages and litigation costs, including attorneys' fees;

  . be enjoined from further use of the intellectual property;

  . be required to obtain a license to use the intellectual property, incurring licensing fees;

  . need to develop a non-infringing alternative, which could be costly and delay projects; and

  . have to indemnify clients with respect to losses incurred as a result of our infringement of the intellectual property.

Our business could be affected by Year 2000 issues.

    "Year 2000" issues may adversely affect our business and our clients' businesses. Many currently installed computer systems and software products are coded to accept only two-digit year entries in the date code field. Beginning January 1, 2000, many of these systems could fail or malfunction because they may not be able to distinguish twenty-first century dates from twentieth century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with Year 2000 requirements. Any failure of our principal internal systems or the solutions that we create for our clients could seriously harm our business, financial condition, and operating results.

Potential future acquisitions could be difficult to integrate, disrupt our business, and adversely affect our operating results.

    While historically our growth has been entirely organic, and we expect to continue to focus on expanding our business through organic growth, we may have opportunities to acquire other businesses. If we choose to pursue these opportunities, any acquisitions may prove difficult for us to manage. We may need to integrate widely dispersed operations with distinct corporate cultures. If we decide to make any acquisitions, and we fail to successfully manage these acquisitions, our operating results could be harmed.

                         Risks Related to Our Industry

Our business will be negatively affected if we do not keep up with rapid technological change, evolving industry standards, and changing client requirements.

    The software and eBusiness market has undergone and continues to undergo rapidly changing technology, evolving industry standards, and changing client needs. Our future success will depend, in part, on our ability to meet these challenges. Among the most important challenges facing us are the need to:

  . effectively use advanced technologies;

  . continue to develop our strategic and technical expertise;

  . influence and respond to emerging industry standards and other technological changes;

  . enhance our current services;

  . develop new services that meet changing customer needs; and

  . advertise and market our services.

    All of these challenges must be met in a timely and cost-effective manner. We cannot assure you that we will succeed in effectively meeting these challenges, and our failure to do so could harm our business results.

The market for Internet professional services is highly competitive and there are low barriers to entry. If we are unable to effectively compete, our revenues may decline.

    Many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition, and significantly greater financial, technical, marketing, and public relations resources than us. We may be unable to compete with the full-service consulting companies entering the Internet professional services market, including the consulting divisions of the "Big Five" accounting firms, who are able to offer their clients a wider range of services. If our clients decide to take their Internet professional services projects to these companies, our revenues may decline. In addition, new Internet professional services companies may provide services similar to ours at a lower price, which could cause our revenues to decline.

If the rate of adoption of Internet-based solutions slows substantially, our revenues may decrease.

    We market our services primarily to firms that want to adopt Internet-based technologies to transform the way in which they do business. Our revenues could decrease if companies decide not to integrate Internet technology into their businesses due to governmental regulations, financial constraints, or other reasons.

        Risks Related to the Offering and Ownership of Our Common Stock

Because our stock has not been available on a public market, our stock price could be extremely volatile, like many Internet-related stocks.

    Before this offering, our common stock could not be bought or sold publicly. Therefore, we do not know if investor interest in our stock will be sufficient to create or sustain a public trading market. Because we, in conjunction with the representatives of the underwriters, determine the initial public offering price for the shares, it may not be representative of the prices that our stock will command later in the market.

    Recently, the stock market has experienced significant price and volume fluctuations, and the market prices of securities of technology companies, particularly Internet-related companies, have been highly volatile. In addition, the market prices for stocks of Internet-related and technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the operating performance of these companies. These market prices generally are not sustainable and are subject to wide variations. If our common stock trades to unsustainably high levels following this offering, it will likely thereafter experience material declines.

    Additionally, if our common stock suffers from this volatility, we could be subject to securities class action litigation, similar to that which has been brought against companies following periods of volatility in the market price of their common stock. Litigation could result in substantial costs and could divert our resources and senior management team's attention. This could harm our financial condition and operating results.

    We expect that an important component of overall compensation for our employees will continue to be equity. It is possible that this component of our compensation package would be considered less attractive once we are public. In addition, if our stock price does not increase after this offering, it may be more difficult to retain employees who have been compensated with stock options.

You will experience immediate and substantial dilution.

    We expect that the initial public offering price of our common stock will be substantially higher than the net tangible book value of each outstanding share of common stock. If you purchase common stock in this offering, you will
suffer immediate and substantial dilution. The dilution will be $   per share
in the net tangible book value of the common stock from the initial public
offering price of $   per share. In addition, if outstanding options to
purchase shares of common stock are exercised, there could be further dilution.

You may not agree with the ways in which we use the proceeds of this offering.

    We expect to use the proceeds of this offering for general corporate purposes. We have no specific plan for the use of the proceeds, nor can we tell you that you will agree with our use of the proceeds. Pending their use, we intend to invest the net proceeds from this offering in short-term, investment grade securities or money market instruments.

Future sales of our common stock may cause our stock price to decline.

    After this offering, we will have     shares of common stock outstanding
and we will have an additional     shares of common stock reserved for issuance
upon exercise of outstanding stock options. Of these outstanding stock options, are vested or will vest within 180 days of the date of this prospectus. Following the completion of this offering, we intend to register for resale up
to     shares of common stock reserved for issuance under our stock option plans. The federal securities laws impose restrictions on the ability of stockholders who acquired their shares before this offering to resell their shares. Also, our directors, executive officers, stockholders, and major option holders have agreed not to sell their shares for a period of 180 days after the date of this prospectus. We cannot predict if future sales of our common stock, or the availability of our common stock for sale, will cause the market price of our common stock to decline.

Your ability to influence corporate matters may be limited by concentration of ownership.

    Immediately following this offering, the executive officers and directors set forth below, will own approximately % of the outstanding shares of our common stock and will own individually the percentage set forth opposite their names:

   . Philip S. Bligh    %

   . Stephen C.P. Mack  %

   . Ronald G. Meyer    %

   . Nick Padgett       %

    If the stockholders listed above act or vote together, they will have the ability to control the election of our directors and the approval of any other action requiring the approval of our stockholders, including any amendments to our certificate of incorporation and mergers or sales of all or substantially all of our assets, even if the other stockholders perceive that these actions are not in their best interests.

Our charter documents and Delaware law may deter takeover attempts.

    Our certificate of incorporation and bylaws may have the effect of deterring, delaying or preventing a change in control of Inforte. For example, our charter documents provide for:

  . the ability of the board of directors to issue preferred stock and to determine the price and other terms, including preferences and voting rights, of those shares without stockholder approval, which the board could issue to increase the number of outstanding shares and deter a takeover attempt;

  . the inability of our stockholders to act by written consent or to call a special meeting;

  . advance notice provisions for stockholder proposals and nominations to the board of directors;

  . a staggered board of directors, with three-year terms, which will lengthen the time needed to gain control of the board of directors; and

  . supermajority voting requirements for stockholders to amend certain provisions of the charter documents.

    We are also subject to Delaware law. Section 203 of the Delaware General Corporation Law prohibits us from engaging in a business combination with any significant stockholder for a period of three years from the date the person became a significant stockholder unless, for example, our board of directors approved the transaction that resulted in the stockholder becoming an interested stockholder. Any of the above could have the effect of delaying or preventing changes in control that a stockholder may consider favorable.

              CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

    Except for any historical information, this prospectus contains forward-looking statements that involve risks and uncertainties. Forward-looking statements may be located in the material set forth under "Management's Discussion and Analysis of Financial Condition and Results of Operations," as well as in the prospectus generally. Any statements contained in this prospectus that are not of historical fact, are intended to be, and are, "forward-looking statements," which involve known and unknown risks. We generally use the following terms and similar expressions to identify forward-looking statements: "anticipate," "believe," "estimate," "expect," "intend," "may," "plan," "potential," "should," "could," and "will." Our actual results could differ from those indicated by the forward-looking statements made in this prospectus. Accordingly, you should not place undue reliance on these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, or performance. Additionally, we do not assume responsibility for the accuracy or completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results or to changes in our expectations.

                                USE OF PROCEEDS

    We estimate that the proceeds we receive after deducting underwriting
discounts and estimated offering expenses from the sale of     shares of common
stock will be approximately $   . If the underwriters' over-allotment is
exercised in full, we estimate our net proceeds will be approximately $   . Our
primary purposes for this offering are to obtain additional capital, create a public market for our common stock and facilitate future access to public capital markets. We expect to use the net proceeds of the offering for general corporate purposes, principally for working capital and capital expenditures. Additionally, we may use an undetermined portion of the net proceeds to acquire or invest in complementary companies, if suitable opportunities arise and if the acquisition targets or investment opportunities are consistent with our vision of the future for our company and our culture. We have no current plans, agreements, or commitments and are not currently engaged in any negotiations with respect to any such transaction. Pending these uses, we intend to invest the net proceeds in short-term, investment grade securities or money market instruments. Management will have significant discretion as to the use of the net proceeds from this offering. See "Risk Factors--You may not agree with the ways in which we use the proceeds of this offering".

                                DIVIDEND POLICY

    We have not declared nor paid cash dividends on our common stock or any other securities other than S corporation distributions out of retained earnings accumulated during the four years ended December 31, 1998, when we were an S corporation. After this offering, we do not anticipate paying cash dividends in the foreseeable future and believe that we will retain all of our future earnings, if any, towards the expansion and operation of our business. Our board of directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations, and other relevant factors. The terms of our bank line of credit may restrict our ability to declare or pay any dividends.

                                 CAPITALIZATION

    The following table presents our capitalization as of September 30, 1999, on an actual basis and an as adjusted basis. The as adjusted information
reflects the sale of     shares of common stock offered by this prospectus at
an assumed offering price of $   per share, after deducting the underwriting
discount and estimated offering expenses, and application of the estimated net
proceeds of $   .

    The as adjusted basis presentation does not include 2,702,500 shares of common stock reserved for issuance under our option plans, of which 1,864,425 shares are subject to outstanding options as of September 30, 1999. You should read this information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the financial statements and accompanying notes included elsewhere in this prospectus.

                                                           September 30, 1999
                                                         ----------------------
                                                           Actual   As adjusted
                                                         ---------- -----------
                                                              (unaudited)
Stockholders' equity:
  Preferred Stock, $.001 par value, 5,000,000 shares
   authorized; no shares issued and outstanding actual
   or as adjusted....................................... $      --
  Common stock, $.001 par value; 50,000,000 shares
   authorized; 9,312,500 shares issued and outstanding
   actual, and     shares issued and outstanding as
   adjusted.............................................    274,439
Additional paid-in-capital..............................    517,948
Retained earnings.......................................  1,805,988  1,805,988
                                                         ---------- ----------
    Total stockholders' equity..........................  2,598,375
                                                         ---------- ----------
      Total capitalization.............................. $2,598,375
                                                         ========== ==========

                                    DILUTION

    If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share of our common stock and the pro forma as adjusted net tangible book value per share of our common stock after this offering. We calculate pro forma net tangible book value per share by calculating the total assets less intangible assets and total liabilities, and dividing it by the number of outstanding shares of common stock.

    After giving effect to the sale of     shares of common stock, less
underwriting discount and estimated offering expenses, our pro forma net
tangible book value as of September 30, 1999 would have been $    or $   per
share. This represents an immediate increase in the pro forma as adjusted net
book value of $     per share to existing stockholders and an immediate
dilution of $   per share to new investors. The following table illustrates this per share dilution:

   Initial public offering price per share................................ $
   Pro forma net tangible book value per share at September 30, 1999......
   Increase per share attributable to new investors.......................
                                                                           ----
   Pro forma net tangible book value per share after this offering........
                                                                           ----
   Dilution per share to new investors.................................... $
                                                                           ====

    The following table summarizes on a pro forma basis, as of September 30, 1999, the total number of shares of common stock purchased, the total consideration paid to us, and the average price per share paid by existing stockholders and purchasers of shares in this offering, assuming an initial public offering price of $ per share:

                                                       Total
                                Shares Purchased   Consideration
                                ----------------- ---------------- Average Price
                                 Number   Percent  Amount  Percent   Per Share
                                --------- ------- -------- ------- -------------
   Existing stockholders....... 9,312,500       % $274,439       %     $0.03
   New investors...............
                                ---------  -----  --------  -----
     Totals....................            100.0% $         100.0%
                                =========  =====  ========  =====

    You will experience additional dilution if any of our outstanding options are exercised. If all outstanding exercisable options were exercised immediately following completion of this offering, our pro forma net tangible
book value as of September 30, 1999 would have been $   , or $    per share.
This would represent an immediate dilution of   per share to you. See
"Management--Options" and "--Employee Benefit Plans".

                            SELECTED FINANCIAL DATA

    The following selected financial data should be read in conjunction with our financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1996, 1997, and 1998 and the balance sheet data as of December 31, 1997 and 1998 are derived from our audited financial statements, which are included elsewhere in this prospectus. The balance sheet data as of December 31, 1995 and 1996 are derived from our audited financial statements, which are not included in this prospectus. The statement of operations data for the nine-month periods ended September 30, 1998 and 1999 and the balance sheet data as of September 30, 1999 is derived from our unaudited financial statements, which are included elsewhere in this prospectus. The statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data as of December 31, 1994 are derived from our unaudited financial statements, which are not included in this prospectus. Unaudited financial statements include, in our belief, all adjustments, consisting of only normal recurring adjustments, necessary for fair presentation of such data. The financial data for the interim periods are not necessarily indicative of results that may be expected for any other interim period or for the year as a whole.

                                                                  Nine Months
                                                                Ended September
                                Year Ended December 31,               30,
                          ------------------------------------- ---------------
                           1994   1995   1996    1997    1998    1998    1999
                          ------ ------ ------  ------  ------- ------- -------
                           (unaudited)                            (unaudited)
                                 (in thousands, except per share data)
Statement of Operations
 Data:
Revenues................  $  387 $  773 $1,999  $5,056  $13,447 $ 9,803 $20,535
Operating expenses:
 Project personnel and
  related expenses......     234    572  1,324   2,722    6,830   5,061   8,893
 Sales and marketing....       6     31    174     829    1,467   1,055   3,611
 Recruiting, retention,
  and training..........     --     --      51     694    1,165     866   1,969
 Management and
  administrative........      40     97    153     951    2,692   1,916   3,576
                          ------ ------ ------  ------  ------- ------- -------
Total operating
 expenses...............     280    700  1,702   5,196   12,154   8,898  18,049
                          ------ ------ ------  ------  ------- ------- -------
Operating income
 (loss).................     107     73    296    (140)   1,293     905   2,486
Interest income
 (expense), net, and
 other..................     --     --      (4)    (22)      23      10      96
                          ------ ------ ------  ------  ------- ------- -------
Pretax income (loss)....     107     73    292    (162)   1,316     915   2,582
Pro forma income tax
 expense (benefit)
 (unaudited)(1).........      35     29    119     (51)     539     376   1,032
                          ------ ------ ------  ------  ------- ------- -------
Pro forma net income
 (loss) (unaudited)(1)..  $   72 $   44 $  173  $ (111) $   777 $   539 $ 1,550
                          ====== ====== ======  ======  ======= ======= =======
Pro forma earnings
 (loss) per share
 (unaudited)(1):
 Basic..................  $ 0.01 $ 0.01 $ 0.03  $(0.02) $  0.14 $  0.09 $  0.19
 Diluted................  $ 0.01 $ 0.01 $ 0.02  $(0.02) $  0.08 $  0.05 $  0.15
Weighted average common
 shares outstanding:
 Basic..................   6,746  6,950  6,096   5,264    5,517   5,504   8,378
 Diluted................   6,746  6,950  9,108   5,264   10,143  10,021  10,684

                                           December 31,          September 30,
                                  ------------------------------ -------------
                                  1994  1995  1996  1997   1998      1999
                                  ----- ----- ---- ------ ------ -------------
                                  (unaudited)                     (unaudited)
                                                (in thousands)
Balance Sheet Data:
Cash and cash equivalents........ $  27 $  -- $ 11 $   66 $2,698    $ 5,256
Working capital..................    81   120  356    155  1,006      1,441
Total assets.....................   144   248  529  1,168  5,581     12,297
Long-term debt, net of current
 portion.........................   --    --    62     24    --         --
Stockholders' equity.............   103   176  363    250  1,661      2,598

--------
(1) During the four years ended December 31, 1998, we operated as a sub-chapter S corporation under the Internal Revenue Code and in some of the states in which we did business. As a result, our taxable earnings or loss flowed through to our stockholders. The pro forma net income (loss) data assumes that we were subject to income tax had we always operated as a C corporation. In 1999, we were a C corporation; however, the conversion from a sub-chapter S corporation to a C corporation resulted in a tax benefit for accounting purposes due to the recording of deferred tax benefits, increasing our earnings per share. The pro forma earnings per share for the nine months ended September 30, 1999 reflects the earnings per share we would have reported without the one-time conversion to a C corporation.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

    You should read the following discussion in conjunction with "Selected Financial Data" and our financial statements, together with the notes to those statements, included elsewhere in this prospectus. The following discussion contains forward-looking statements that involve risks, uncertainties, and assumptions such as statements of our plans, objectives, expectations, and intentions. Our actual results may differ materially from those discussed in these forward-looking statements because of the risks and uncertainties inherent in future events, particularly those identified in "Risk Factors."

Overview

    Inforte is an eBusiness integrator, providing advanced technology consulting and systems integration services that enable our clients to capitalize on Internet-based technologies to transform their businesses. We were founded in 1993 as InfoEdge Inc. and, in January 1997 we changed our name to Inforte Corp. To date, our revenue has at least doubled each year since 1993, and all of our growth has been internally generated. Our revenue growth has resulted from three principal factors: the size of the projects we undertake has steadily risen, we have increased the number of our clients, and we have increased our billing rates.

    For the nine months ending September 30, 1999, on an annualized basis, we recognized approximately $850,000 of revenue from a typical client. This was approximately double the amount of revenue from a typical client in 1998. We calculate typical client size by determining the average revenue per client among those clients who comprise the top 90% of our revenue on an annual basis. The number of clients with whom we generated $1 million or more of annual revenue has also increased from one in 1997 to three in 1998, and to seven in the first nine months of 1999.

    The majority of our revenues are from professional services performed on a fixed price basis; however, we also perform services on a time and materials basis. Typically, the first portion of an engagement involves a strategy project or a discovery phase lasting 30 to 60 days, which we perform on a fixed price basis. This work enables us to determine with our clients the scope of successive phases for design and implementation, which generally last three to nine months, and to decide whether we will perform these additional phases for a fixed price or on a time and materials basis. The pricing method depends upon, among other things, how precisely our clients are able to define the scope of activities they wish us to perform. Fixed prices are based on estimates from senior personnel in our consulting organization who use costing templates with standard rates for the type of project. We then adjust the fixed price based on various qualitative risk factors such as the timeframe required to deliver and the technical complexity of the solution.

    We ask clients to pay 25% of our fixed price projects in advance to enable us to secure a project team in a timeframe that is responsive to the client's needs. We bill the remainder in advance of the work performed based upon a predetermined billing schedule over the course of the engagement. We normally will not agree to milestone-based billing schedules. We recognize revenues from fixed price contracts on the percentage-of-completion method, based on the ratio of costs incurred to total estimated costs. Amounts billed before we perform services are classified as deferred revenue. We bill time and materials projects twice per month on the 15th and last day of each month. We recognize time and materials revenues as we perform the services. We do not include in our revenues the reimbursable expenses we charge to our clients, on either fixed price or time and material projects.

    In 1997, we decided to increase spending to further accelerate revenue growth and we used our line of credit to fund these increased levels of spending, which resulted in a loss for the year. During 1997, relative to the prior year, we increased sales and marketing spending from $174,000 to $829,000, recruiting, retention, and training spending from $51,000 to $694,000, and management and administrative spending from $153,000 to $951,000. We believe this increased spending was partially responsible for our growth in revenue of 166% in 1998.

    Our revenues and earnings may fluctuate from quarter to quarter based on factors within and outside of our control. These include the variability in market demand for Internet professional services; the length of the sales cycle associated with our service offerings; the number, size, and scope of our projects; the efficiency with which we deliver projects and use our people; the compensation that we pay our people; and our ability to keep discretionary expenses within budget. If revenues do not increase at a rate at least equal to increases in expenses, our results of operations could be materially and adversely affected.

Results of Operations

    The following table shows the percentage of revenues represented by items included in our statements of operations for the periods indicated:

                                                                 Nine Months
                                                                    Ended
                                             Year ended           September
                                            December 31,             30,
                                          ---------------------  ------------
                                          1996    1997    1998   1998   1999
                                          -----   -----   -----  -----  -----
Revenues................................. 100.0%  100.0%  100.0% 100.0% 100.0%
Operating expenses:
  Project personnel and related
   expenses..............................  66.2%   53.8%   50.8%  51.6%  43.3%
  Sales and marketing....................   8.7%   16.4%   10.9%  10.8%  17.6%
  Recruiting, retention, and training....   2.6%   13.8%    8.7%   8.8%   9.6%
  Management and administrative..........   7.7%   18.8%   20.0%  19.6%  17.4%
                                          -----   -----   -----  -----  -----
Total operating expenses.................  85.2%  102.8%   90.4%  90.8%  87.9%
                                          -----   -----   -----  -----  -----
Operating income (loss)..................  14.8%   (2.8%)   9.6%   9.2%  12.1%
Interest income (expense), net and
 other...................................  (0.2%)  (0.4%)   0.2%   0.1%   0.5%
                                          -----   -----   -----  -----  -----
Income (loss) before income taxes........  14.6%   (3.2%)   9.8%   9.3%  12.6%
                                          -----   -----   -----  -----  -----
Pro forma income tax expense (benefit)
 (unaudited).............................   5.9%   (1.0%)   4.0%   3.8%   5.1%
                                          -----   -----   -----  -----  -----
Pro forma income (loss) (unaudited)......   8.7%   (2.2%)   5.8%   5.5%   7.5%
                                          =====   =====   =====  =====  =====

Nine Months Ended September 30, 1998 and 1999

    Revenues. Revenues increased 109% to $20.5 million for the nine months ended September 30, 1999 from $9.8 million in the comparable period in 1998. This increase reflected growing demand for Internet professional services and the increasing size of our client engagements. Reflecting our revenue growth, we increased our number of employees to 228 at September 30, 1999 from 112 at September 30, 1998.

    Project personnel and related expenses. Project personnel and related expenses consist primarily of compensation and fringe benefits for our professional employees who deliver consulting services and non-reimbursable project costs. All labor costs for project personnel are included in project personnel and related expenses, with the exception of the time spent attending training classes. Internal projects or unassigned time between projects are not considered training costs, and thus appear in project personnel and related expenses. These expenses increased 76% to $8.9 million for the nine months ended September 30, 1999 from $5.1 million in the comparable period in

1998. The increase was due primarily to the hiring of additional professionals. Project personnel and related expenses represented 43.3% of revenues for the nine months ended September 30, 1999, compared to 51.6% for the comparable period in 1998. The change as a percentage of revenues was due to higher utilization of project personnel, improved delivery efficiency, and higher pricing. Our utilization in the first nine months of 1999 was higher than our historical levels. We are actively managing to bring utilization levels down to our historical levels, and we expect that project personnel and related expenses will increase as a percentage of revenue going forward.

    Sales and marketing. Sales and marketing expenses consist primarily of compensation, benefits, and travel costs for employees in the market development, practice development, and client development groups and costs to execute marketing programs. Sales and marketing expenses increased 242% to $3.6 million for the nine months ended September 30, 1999 from $1.1 million for the comparable period in 1998 due to growth of our salesforce and our marketing personnel, and to increased spending on marketing activities to brand Inforte as an eBusiness integrator. Consequently, sales and marketing expenses as a percentage of revenues increased to 17.6% for the nine months ended September 30, 1999 from 10.8% for the comparable period in 1998.

    Recruiting, retention, and training. Recruiting, retention, and training expenses consist of compensation, benefits, and travel costs for personnel engaged in human resources; costs to recruit new employees; costs of human resources programs; and training costs, including travel and labor costs. These expenses increased by 127% to $2.0 million for the nine months ended September 30, 1999 from $866,000 for the comparable period in 1998. This increase was due primarily to increased levels of recruiting activity and general growth of the business and related human resources and training activities. Recruiting, retention, and training expenses as a percentage of revenues increased to 9.6% for the nine months ended September 30, 1999 from 8.8% for the comparable period in 1998. The primary reason for the increase was an increased rate of hiring in the first nine months of 1999, relative to the prior year.

    Management and administrative. Management and administrative expenses consist primarily of compensation, benefits, and travel costs for management, finance, information technology, and facilities personnel, together with rent, telecommunications, audit, and legal costs, and depreciation and amortization of capitalized computers, purchased software, and property. These expenses increased 87% to $3.6 million for the nine months ended September 30, 1999 from $1.9 million for the comparable period in 1998. The increase was due primarily to increased headcount and increases in all other costs due to ongoing growth of the business. Management and administrative expenses as a percentage of revenues declined to 17.4% for the nine months ended September 30, 1999 from 19.6% for the comparable period in 1998, primarily as a result of leveraging fixed costs over a greater revenue base.

Year Ended December 31, 1997 and 1998

    Revenues. Revenues increased 166% to $13.4 million for the year ended December 31, 1998 from $5.1 million in 1997. This increase reflected increases in both the size and the number of our client engagements. We did not have a client accounting for more than 10% of our revenue in 1998, while we had one 10% client in 1997. Reflecting our revenue growth, we increased our number of employees to 122 at December 31, 1998 from 63 at December 31, 1997.

    Project personnel and related expenses. Project personnel and related expenses increased 151% to $6.8 million in 1998 from $2.7 million in 1997. The increase was due primarily to the hiring of additional professionals. Project personnel and related expenses represented 50.8% of revenues for 1998, compared to 53.8% for 1997. The decrease as a percentage of revenues was due primarily to increased revenue per consultant.

    Sales and marketing. Sales and marketing expenses increased 77% to $1.5 million for 1998 from $829,000 for 1997. The increase was primarily due to increased sales and marketing headcount and general growth of the business. Sales and marketing expenses as a percentage of revenues decreased to 10.9% for 1998 from 16.4% for 1997, primarily as a result of marketing spending growing at a slower rate than the rate of revenue growth.

    Recruiting, retention, and training. Recruiting, retention, and training expenses increased by 68% to $1.2 million for 1998 from $694,000 for 1997. This increase was due primarily to increased hiring and general growth of the business. Recruiting, retention, and training expenses as a percentage of revenues decreased to 8.7% for 1998 from 13.8% for 1997, primarily as a result of lowering the cost per hire by decreasing the use of professional search firms.

    Management and administrative. Management and administrative expenses increased 183% to $2.7 million for 1998 from $951,000 for 1997. The increase was due primarily to increased headcount and general growth of the business. Management and administrative expenses as a percentage of revenues increased to 20.0% for 1998 from 18.8% for 1997, primarily as a result of a ramp-up in the management team at a pace faster than the rate of revenue growth.

Year Ended December 31, 1996 and 1997

    Revenues. Revenues increased 153% to $5.1 million for the year ended December 31, 1997 from $2.0 million in 1996. This increase reflected increases in both the size and the number of our client engagements. Our larger revenue base allowed us to reduce the number of clients accounting for more than 10% of our revenue to one in 1997, from three in 1996. Reflecting our revenue growth, we increased our number of employees to 63 at December 31, 1997 from 26 at December 31, 1996.

    Project personnel and related expenses. Project personnel and related expenses increased 106% to $2.7 million in 1997 from $1.3 million in 1996. The increase was due primarily to the hiring of additional professionals. Project personnel and related expenses represented 53.8% of revenues for 1997, compared to 66.2% for 1996. The decrease as a percentage of revenues was due primarily to higher revenue per consultant.

    Sales and marketing. Sales and marketing expenses increased 375% to $829,000 for 1997 from $174,000 for 1996. The increase was primarily due to increased sales and marketing headcount and general growth of the business. Sales and marketing expenses as a percentage of revenues increased to 16.4% for 1997 from 8.7% for 1996, primarily as a result of the hiring of the first dedicated sales and marketing executives, and the planned increase of sales and marketing expenses at a pace faster than the rate of revenue growth.

    Recruiting, retention, and training. Recruiting, retention, and training expenses increased to $694,000 for 1997 from $51,000 for 1996. This increase was due primarily to increased hiring. Recruiting, retention, and training expenses as a percentage of revenues increased to 13.8% for 1997 from 2.6% for 1996, primarily as a result of the decision to recruit in advance of revenue growth.

    Management and administrative. Management and administrative expenses increased 522% to $951,000 for 1997 from $153,000 for 1996. The increase was due primarily to increased headcount, increased rent expense, and the general growth of the business. Management and administrative expenses as a percentage of revenues increased to 18.8% for 1997 from 7.7% for 1996, primarily as a result of a planned ramp-up in the management team at a pace faster than the rate of revenue growth.

Quarterly Results of Operations

    The following table summarizes our unaudited quarterly operating results for each of the seven quarters ended September 30, 1999. This information has been prepared substantially on the same basis as the audited financial statements appearing elsewhere in this prospectus. All necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the quarterly results. These unaudited quarterly results should be read in conjunction with our financial statements, together with the related notes, included elsewhere in this prospectus. The operating results in any quarter are not necessarily indicative of the results that may be expected for any future period.

                                                  Quarter Ended
                         -----------------------------------------------------------------
                         Mar. 31,  June 30, Sept. 30, Dec. 31, Mar. 31, June 30, Sept. 30,
                           1998      1998     1998      1998     1999     1999     1999
                         --------  -------- --------- -------- -------- -------- ---------
                                      (in thousands, except per share data)
Revenues................  $2,669    $3,491   $3,643    $3,644   $4,857   $7,118   $8,560
Operating expenses:
 Project personnel and
  related expenses......   1,519     1,764    1,779     1,768    2,273    3,016    3,604
 Sales and marketing....     177       351      527       412      803    1,343    1,465
 Recruiting, retention,
  and training..........     238       340      289       298      433      599      937
 Management and
  administrative........     527       722      665       778      827    1,269    1,480
                          ------    ------   ------    ------   ------   ------   ------
Total operating
 expenses...............   2,461     3,177    3,260     3,256    4,336    6,227    7,486
                          ------    ------   ------    ------   ------   ------   ------
Operating income........     208       314      383       388      521      891    1,074
Interest income
 (expense), net and
 other..................      (5)      --        15        13       28       24       44
                          ------    ------   ------    ------   ------   ------   ------
Income before income
 taxes..................     203       314      398       401      549      915    1,118
Pro forma income tax
 expense
 (unaudited)(1).........      84       129      162       163      219      366      447
                          ------    ------   ------    ------   ------   ------   ------
Pro forma net income
 (unaudited)(1).........  $  119    $  185   $  236    $  238   $  330   $  549   $  671
                          ======    ======   ======    ======   ======   ======   ======

Pro forma diluted
 earnings per share
 (unaudited)(1).........  $ 0.01    $ 0.02   $ 0.02    $ 0.02   $ 0.03   $ 0.05   $ 0.06
Weighted average common
 shares outstanding--
 diluted................   9,366     9,716   10,416    10,379   10,523   10,571   10,831
As a percentage of
 revenues:
Revenues................   100.0%    100.0%   100.0%    100.0%   100.0%   100.0%   100.0%
Operating expenses:
 Project personnel and
  related expenses......    56.9%     50.5%    48.8%     48.5%    46.8%    42.4%    42.1%
 Sales and marketing....     6.6%     10.1%    14.5%     11.3%    16.6%    18.9%    17.1%
 Recruiting, retention,
  and training..........     8.9%      9.7%     7.9%      8.2%     8.9%     8.4%    10.9%
 Management and
  administrative........    19.8%     20.7%    18.3%     21.4%    17.0%    17.8%    17.3%
                          ------    ------   ------    ------   ------   ------   ------
Total operating
 expenses...............    92.2%     91.0%    89.5%     89.4%    89.3%    87.5%    87.5%
                          ------    ------   ------    ------   ------   ------   ------
Operating income........     7.8%      9.0%    10.5%     10.6%    10.7%    12.5%    12.6%
Interest income
 (expense), net and
 other..................    (0.2%)     --       0.4%      0.4%     0.6%     0.4%     0.5%
                          ------    ------   ------    ------   ------   ------   ------
Income before income
 taxes..................     7.6%      9.0%    10.9%     11.0%    11.3%    12.9%    13.1%
Pro forma income tax
 expense................     3.1%      3.7%     4.4%      4.5%     4.5%     5.2%     5.3%
                          ------    ------   ------    ------   ------   ------   ------
Pro forma net income....     4.5%      5.3%     6.5%      6.5%     6.8%     7.7%     7.8%
                          ======    ======   ======    ======   ======   ======   ======


--------
(1) During the four quarters ended December 31, 1998, we operated as a sub-chapter S corporation under the Internal Revenue Code and in some of the states in which we did business. As a result, our taxable earnings or loss flowed through to our stockholders. The pro forma net income data assumes that we were subject to income tax had we always operated as a C corporation. In 1999, we were a C corporation; however, the conversion from a sub-chapter S corporation to a C corporation resulted in a tax benefit for accounting purposes due to the recording of deferred tax benefits, increasing our earnings per share in certain quarters. The pro forma earnings per share for the three quarters ended September 30, 1999 reflects the earnings per share we would have reported without the one-time conversion to a C corporation.

    Historically, we have experienced our greatest sequential growth during the first and second quarters. We typically experience significantly lower sequential growth in the third and fourth quarters. We attribute this to the budgeting cycles of our clients, most of whom have calendar-based fiscal years. Our headcount and spending budgets in the first half of the year reflect this anticipated increase in demand. If in any year our sequential growth in the first half is less than we anticipate, our results of operations could be materially and adversely affected.

Liquidity and Capital Resources

    Since our inception, we have funded our operations primarily through internally generated funds and bank borrowings. Working capital is needed primarily to fund project personnel and related expenses. Generally, we ask our clients to pay 25% of our fixed fees in advance and we bill the remainder in advance of performing the work. As of September 30, 1999, our accounts receivable (less deferred revenue) equaled two days of sales outstanding; however, since December 31, 1997, days of sales outstanding have been as high as 41 days. We believe our current days of sales outstanding is unsustainably low, and we expect it will rise going forward.

    At September 30, 1999, we had cash and cash equivalents of $5.3 million. This increased from $2.7 million at December 31, 1998, and $66,000 at December 31, 1997.

    We have a $2.5 million line of credit with Citibank, N.A. which bears interest at the prime rate, which was 8.25% at September 30, 1999. The line of credit is secured by substantially all our assets. No amounts were outstanding under the line of credit at December 31, 1998 or September 30, 1999.

    Net cash provided by operating activities for the nine months ended September 30, 1999 totaled $4.2 million compared to $3.7 million for the year ended December 31,1998.

    Net cash used in investing activities for the nine months ended September 30, 1999 totaled $807,000 for computers, purchased software, and property. Net cash used in investing activities for 1998 was $741,000 for computers, purchased software, and property. We expect our capital expenditure needs to continue to grow as our business grows.

    Net cash used in financing activities for the nine months ended September 30, 1999 totaled $926,000, consisting primarily of a distribution to stockholders of $929,000 to enable them to pay income taxes on income attributable to them as S corporation stockholders. Net cash used in financing activities for the year ended December 31, 1998 totaled $325,000, consisting primarily of principal payments of $300,000 on our line of credit.

    We believe that our current cash and cash equivalents, available borrowing under our line of credit, internally generated funds, and the proceeds of this offering will be sufficient to meet our working capital and capital expenditure requirements for the foreseeable future.

Recent Accounting Pronouncements

    Effective January 1, 1998, we adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. Comprehensive income (loss) is the same as our net income
(loss). Accordingly, the adoption of SFAS 130 had no impact on our net income
(loss) or stockholders' equity.

    Effective January 1, 1998, we adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 requires public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The adoption of SFAS 131 did not affect our results of operations or have a significant effect on our disclosures because we continue to consider our business activities to be a single segment.

    Effective January 1, 1999, we adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. It requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the different types of hedges. As we do not own derivative instruments and have not entered into hedging transactions the adoption of SFAS 133 had no impact on our net income
(loss) or stockholders' equity.

Year 2000 Readiness

    Many currently installed computer systems and software products are designed to accept only two-digit entries to identify a year in the date code field. Consequently, on January 1, 2000, many of these systems could malfunction or fail because they may not be able to distinguish between twentieth century dates and twenty-first century dates. Computer systems and software may need to be upgraded to comply with "Year 2000" requirements.

    Because we and our clients are dependent, to a very substantial degree, upon the proper functioning of computer systems, a failure of these systems to correctly recognize dates beyond January 1, 2000 would disrupt operations. We may experience operational difficulties caused by undetected errors or defects in our internal systems.

    To address these issues, we have performed a Year 2000 assessment of our critical hardware and software systems, and undergone contingency planning, reviewing both our information technology systems and our non-information technology systems. The providers of these systems have either confirmed to us that these systems are Year 2000 compliant or have provided, or are expected to provide, the information necessary for us to implement upgrades to make them Year 2000 compliant. We have implemented upgrades and tested these systems as part of our Year 2000 efforts. We have substantially completed all of our Year 2000 contingency plans. We believe the most reasonably likely worst case Year 2000 scenario is a temporary telecommunications failure which would impair communications among our offices. We believe that such a disruption would not have a material adverse effect on our operations. However, a prolonged telecommunications failure beyond our control could have a material adverse effect on our business, results of operations, and financial condition.

    In addition, purchasing patterns of our clients and potential clients may be affected by Year 2000 issues as companies expend significant resources to correct their current systems for Year 2000 compliance before undertaking new initiatives. We have held and continue to hold discussions with our clients regarding their Year 2000 remediation plans. Based solely on discussions with our clients to date, we do not believe that the Year 2000 problem will materially impact the operations of our significant clients or their plans to purchase our services.

    Our standard client contract does not warrant Year 2000 compliance other than the warranties provided by vendors of the software used in our solutions. We have reviewed significant non-standard client contracts to determine our exposure for failure to provide Year 2000 compliant solutions. We believe these contracts do not present a material Year 2000 risk to us. Nevertheless, under either contractual arrangement, we may become involved in disputes regarding Year 2000 problems occurring in solutions we have developed or implemented or arising from the interactions of our solutions with other software applications.

                                    BUSINESS

Overview

    Inforte is an eBusiness integrator, providing advanced technology consulting and systems integration services that enable our clients to capitalize on Internet-based technologies to transform their businesses. We focus on helping our clients create, design, and implement end-to-end eBusiness models, that integrate, through the use of the Internet, our clients' internal operations and external business relationships with customers and suppliers. We believe that our deep understanding of all aspects of eBusiness--including strategy, customer experience design and management, business-to-consumer and business-to-business electronic commerce, internal operations management, and supply chain restructuring--enables us to enhance our clients' competitive positions and to improve their operational efficiencies.

    Our client base consists primarily of Fortune 1000 companies and includes an increasing number of Internet-based, "dot.com" enterprises. Some of our principal clients in the past year included Alcatel, Citibank, CompUSA, Exp@nets, Gloss.com, Intuit, Monsanto, Primedia, R.R. Donnelley, and Sun Microsystems. Our proprietary approach to planning and delivering projects, Velocity to Value, helps to ensure that we deliver projects on time and within budget. We believe that this approach, coupled with our business vision and technology skills, has enabled us to achieve 100% referenceability among the over 120 clients served since our inception, meaning that each client would provide a positive reference.

    We have grown rapidly since our inception in September 1993. To date, our revenue has at least doubled each year, and all of our growth has been internally generated. As of September 30, 1999, we employed 228 people in our offices in Chicago, Dallas, Los Angeles, and San Francisco. Reflecting the importance we place on employee motivation and ownership, each of our employees is a stock or option holder.

Industry Background

    Widespread acceptance of the Internet has created numerous opportunities for companies seeking growth and increased efficiencies in highly competitive and rapidly changing markets. As a result, many senior executives now rank the development and execution of an Internet strategy among their highest corporate priorities.

    When the Internet first emerged, companies used the Internet in ways they had previously used traditional print media, creating web sites to display information about their products and services. As more and more customers began to use the Internet, companies responded by making their web sites interactive, offering customers the ability to order a product or service via the Internet. As companies became convinced of the value of interacting with customers through the Internet, they extended similar functionality to suppliers.

    Today, companies recognize that the Internet enables powerful functionality, well beyond simple displays of information and order processing. As a result, a growing number of companies today seek much more advanced Internet applications that are able to electronically link every part of their business together with their customers and suppliers. In addition, with competitors now only a click away, organizations are seeking to differentiate themselves by providing premier experiences for their customers with web sites that are easy to use and offer personalized service. These solutions also enable "dot.com" enterprises to create new online business models, thereby avoiding the need to make substantial investments in bricks and mortar.

    Although companies are eager to capture the opportunities presented by the Internet, the analysis, design, and implementation of an effective Internet solution requires special skills and expertise which many companies do not possess. These special skills include the ability to (1) assess the strategic implications of the Internet for a business, (2) integrate new online business processes with existing transaction processing capabilities, (3) develop creative initiatives for brand, content, and user experience, and (4) implement the advanced technology required to support these solutions.

    The availability of high quality professionals experienced in creating, implementing, and integrating advanced Internet solutions is highly limited, making the market extremely competitive for these individuals. It is often inefficient and difficult for companies seeking to implement their own advanced solutions to hire, train, and retain in-house personnel. As a result, an increasing number of businesses, from start-ups to Fortune 1000 companies, engage Internet professional services firms to help them design and implement these solutions. Accordingly, the worldwide market for professional Internet services is projected to grow dramatically. International Data Corp. estimates that this market will grow ten-fold from $7.8 billion in 1998 to $78.6 billion in 2003, representing a compound annual growth rate of approximately 59%.

The Inforte Solution

    We provide advanced technology consulting and systems integration services that enable our clients to create and deploy end-to-end eBusiness solutions. Key elements of the Inforte solution include:

    End-to-End eBusiness Integration. We focus on providing clients "end-to-end" eBusiness solutions. Our solutions encompass all aspects of eBusiness, including, strategy, customer experience design and management, business-to-consumer and business-to-business electronic commerce, internal operations management, and supply chain restructuring. These solutions enable clients to use Internet based technologies to enhance their competitive positions and to improve their operational efficiencies. We believe that we are one of the few professional services firms that possess all the skills necessary to offer end-to-end eBusiness solutions.

    Advanced Technological Skills. We identify and use advanced technology to implement transformational solutions for our clients. Our solutions typically integrate our client's core transaction processing systems, and often extend beyond their organization to include systems from their customers, suppliers, and business partners. We have extensive experience implementing applications from leading software vendors, such as Concur, Microsoft, Siebel, and Vignette. We believe that our experience implementing these applications and deploying enterprise-wide systems gives our consultants deep functional skills and insights into a wide range of business processes. Additionally, many of our software partners are also customers of ours, engaging us to deploy solutions in their internal environments and develop solutions that integrate their products with products of other software vendors. To continuously maintain advanced technological skills among our consultants, we have a group of individuals whose sole purpose is to capture, organize, and disseminate our knowledge capital internally.

    Velocity to Value (V2V). Velocity to Value (V2V) is our comprehensive delivery methodology that aligns us with our clients on project scope, and facilities our ability to deliver our projects on time and within budget. V2V includes both a core delivery methodology and a surrounding set of processes for project governance, risk management, and management oversight. Using V2V, we structure and price projects in multiple, shorter phases, as opposed to one long project, thereby delivering functionality to our clients more quickly. This allows our clients to more successfully compete given the accelerated business pace caused by the Internet. We believe that the success of our V2V approach is demonstrated by our high client satisfaction and 100% client referenceability, and our ratio of project costs to revenue which is among the best in the industry.

    Collaborative Client Involvement. We believe our solutions are successful because they are developed in collaboration with our clients. Because the ultimate success of any project will depend upon the client's ability to effectively operate and support the related systems and technology on an on-going basis, our co-management approach is designed to include substantial client participation in all phases of the project. This allows the client to have a thorough understanding of what has been done, how it was completed, and why it was performed. We believe our co-management philosophy differs from that of many service providers, who limit the client's role in project delivery. Additionally, we encourage our clients to use our web sites eStrategy.com and inforte.com, which contain information and ideas to inspire our clients' thinking about new ways to use the Internet to enable eBusiness. We believe our collaborative knowledge transfer philosophy has contributed to consistently high project success rates, and client satisfaction and referenceability.

Inforte Strategy

    Our strategy is to continue to capitalize on eBusiness opportunities. We intend to expand our relationships with existing clients and to develop relationships with additional Fortune 1000 companies and emerging "dot.com" enterprises. The following are the key elements of our strategy:

    Maintain Advanced Solution Focus. We focus on providing clients advanced solutions that employ leading-edge technologies. We believe that this focus has enabled us to establish Inforte today as a leading provider of solutions for end-to-end eBusiness models. We will continue to seek to identify early technology trends and work closely with the providers of leading-edge technology so that we can offer our clients the most advanced eBusiness solutions available. We expect this to enhance our ability to generate new and additional assignments from existing and new clients, to achieve high margins, to maintain our position of technological leadership, and to provide challenging assignments to our employees.

    Ensure Continued Client Satisfaction and Referenceability. We strive to ensure high client satisfaction. Since our inception, we have provided services to over 120 clients and we believe we have 100% client referenceability. We will continue to survey clients each quarter to assess their satisfaction, and we will continue to link management compensation to these results. We believe that maintaining 100% referenceability is a distinct advantage when competing for new clients, gaining follow-on business from current clients, and attracting new employees.

    Continue to Attract High Quality Personnel. Our advanced solution focus requires that we retain highly motivated, intelligent people of exceptional quality. We believe the best way to continue to attract and retain highly qualified personnel is to provide an intellectually challenging environment, compensation equal to or better than our competitors, and a strong corporate culture. Additionally, we will continue to focus on our sophisticated recruiting, retention, and career development processes that have resulted in ratios for internal employee referrals, offers-to-acceptances, and voluntary turnover that we believe to be among the best in the industry.

    Continue Superior External and Internal Business Execution. We consider technology consulting to be primarily an execution business. We therefore run our business with a rigorous process mentality, and we intend to continue emphasizing and improving on our delivery expertise, knowledge management, and other internal processes to compete effectively in the future. We will continue to enhance our V2V delivery methodology and its surrounding set of processes. We consider our internal infrastructure to be advanced for a company of our size. We will continue to refine these systems and processes, which include our:

  . 11-stage sales and marketing methodology;

  . formal measurement of client satisfaction;

  . recruiting, referral, and employee satisfaction programs;

  . web-based intranet, which we call Inforte Knowledge Platform;

  . regional office-opening process; and

  . metrics-focused operational management.

Inforte Services

    We work with our clients to determine how they can best design and implement eBusiness solutions to effectively capitalize on Internet technologies. In most client engagements, our Strategic Services Group first develops an eStrategy, which is the overall plan for using advanced Internet-based technologies to integrate the client's internal operations and external relationships with customers and suppliers. After defining the eStrategy, our two other practice groups create, design, and implement the solution. Our Customer Experience Management Group focuses on customer-facing processes and technologies, and our Strategic Operations Management Group focuses on internal and supplier-facing processes and technologies. All three service groups often work together to provide effective end-to-end eBusiness solutions for our clients.

    All of our projects are governed by V2V, our project-delivery methodology. We structure and price our projects in shorter, multiple phases, to ensure that each phase meets the client's business objectives. Strategic Services Group engagements typically last 30 to 60 days, depending on scope. Customer Experience Management and Strategic Operations Management projects generally last three to nine months, with significant functionality typically delivered every three months.

    Strategic Services Group

    In an eStrategy project, our Strategic Services Group applies its deep understanding of business processes and advanced Internet solutions to define the client's strategy for using Internet-based technologies to transform its business model. A team of experienced strategy consultants works closely with the client's senior executives to work through strategic scenarios, provide recommendations, and specify how to implement the agreed-upon approach.

    The results of an eStrategy define the projects necessary to implement Internet-based solutions. Our Strategic Services Group also identifies significant changes needed in the client's structure, business processes, and external relationships with suppliers and partners and makes recommendations for implementing the changes while minimizing disruptions to the client's existing business.

    Customer Experience Management Group

    Expanding upon our expertise in traditional Customer Relationship Management and related technologies, our Customer Experience Management Group delivers solutions that not only enhance our clients' information about their customers, but also enrich and personalize the customers' online experience. Our project teams work closely with the client's senior sales, service, marketing, and technology executives to design new business processes, design technical systems architecture, customize software applications from third-party vendors, and implement the solutions.

    Our Customer Experience Management Group delivers the following types of solutions:

  . business process design in the areas of electronic commerce, sales, service, and marketing;

  . web sites for selling to or servicing customers;

  . online communities so that customers with similar interests may interact with each other;

  . Internet-based processes and technologies facilitating brand-building, customer experience design, tailored marketing strategies, personalized interaction with customers, and the tracking of all customer interactions; and

  . Internet-based and other software platforms required to link all sales, service, and marketing channels to provide an integrated profile of all the ways a customer interacts with a business.

    Strategic Operations Management Group

    Our Strategic Operations Management Group focuses on projects aimed at helping our clients use Internet technologies to improve internal communications and business processes and to provide closer external links to suppliers. This improves the coordination of product ordering and fulfillment process.

    Our Strategic Operations Management practice area delivers the following types of Internet-based solutions for clients:

  . business process design along the supply chain, which includes fulfillment, logistics, transportation, and warehouse management;

  . employee self-service for goods and services, including corporate travel, benefits administration, time reporting, and expense management;

  . trading exchanges, often referred to as "hubs", that provide a central location for organizations to trade with each other, to quickly access information about logistics, and to automate inter-company transactions; and

  . linking of fulfillment, supplier, logistics, and transportation and warehouse operations to the sales and service operations of the business in real-time.

Velocity to Value (V2V) -- Inforte's Delivery Approach

    Velocity to Value is our comprehensive delivery methodology for planning and delivering projects that aligns us with our clients on project scope, and facilitates our ability to deliver our projects on time and within budget. V2V includes both a core delivery methodology and a surrounding set of processes for project governance, risk management, and management oversight. These processes include:

  . mandatory meetings of steering committees;

  . project teams comprised of executive representatives from our company, our client, and participating software vendors;

  . project risk logs;

  . weekly risk management assessments;

  . quality assurance reviews; and

  . bi-monthly project efficiency reporting.

    Using V2V, we structure and price projects in multiple, shorter phases, as opposed to one long project, thereby enabling us to deliver functionality to our clients more quickly. We believe this approach lessens project risk for us and for the client, as there is quick validation of whether the project is meeting the client's objectives. As a result of these multiple, shorter phases, we have more opportunities to detect and correct any misalignment of client expectations, compared with a longer project where the misalignment may not be noticed until the end of the project.

    We believe that adherence to these processes has provided us with superior project management capabilities and that our high client satisfaction and our low ratio of project costs to revenue demonstrate our abilities to successfully structure and deliver fixed-fee projects on time and within budget.

    Our V2V methodology focuses on the following three phases:

    Discovery. During the discovery phase, a multi-disciplinary team, comprised of our consultants, client and their business partners, identifies the project's scope and business requirements. The business requirements encompass all aspects of the solution, including interactive marketing and branding, customer experience design, customer and supplier integration, and technology and infrastructure needs. Once the requirements and their corresponding benefits are clearly understood, we work with the client to build and assess solution alternatives that will be included in a high-level conceptual design. To ensure that our client receives value quickly, we integrate the conceptual design with what we call a success plan to identify the factors that will lead or impede the project's success.

    Design. During the design phase, we convert success plans and conceptual designs into detailed specifications. We design and prototype the interactive marketing approaches and customer experience components of the solution. In conjunction with the creative aspects of the design, we execute technical tasks to define specifications of required data, business processes, application architecture, and solutions infrastructure. We also prototype key technology decisions to ensure that the overall architecture will be stable, scalable, and flexible enough to support the client's future business needs and transaction volumes.

    Implementation. During the implementation phase we address all aspects of solution construction, implementation, and production rollout. We encourage the use of pilot implementations and incremental functional releases, as it reduces misalignment of client expectations and delivers functionality to our clients more quickly. During this implementation phase we:

  . design customer experiences and creative content;

  . configure and customize third-party software applications;

  . program and test customized source code, including integration links with other customer and business partner systems, and develop test data and data transfer programs and procedures;

  . roll-out and refine the interactive marketing campaign; and

  . train client and business partner personnel to use and manage the solution.

    Because our clients collaborate with us throughout our projects, they learn how to use and manage the solutions during the course of our engagement. As a result, we generally are able to effectively transition product support to the client within a month after completing the implementation phase.

Clients

    We focus on clients who want to transform their businesses by applying end-to-end eBusiness solutions. We primarily target Fortune 1000 companies, and an increasing number of "dot.com" enterprises. Since our inception, we have performed engagements for more than 120 clients.

    Our principal clients during the last 12 months included the following companies:

    Alcatel                                     Intuit
    BAX Global                                  Monsanto
    Citibank                                    Primedia
    CompUSA                                     ProBusiness
    Credit Union National Association (CUNA) Mutual
                                                Quaker Oats
    Cummins Engine                              Republic Mortgage Insurance
    Exp@nets                                Corp.
    Fluor                                       Rockwell
    Gloss.com                                   R.R. Donnelley
    Harris Bank                                 Scudder Kemper
                                                Sun Microsystems

    The number of customers from whom we have generated $1 million or more of annual revenue has increased from one in 1997, to three in 1998, to seven in the first nine months of 1999. In 1998, we did not have any customers who accounted for more than 10% of revenue. In the first nine months of 1999, Sun Microsystems accounted for 11% of revenue and ProBusiness accounted for 10% of revenue.

Client Case Studies

    The following case studies illustrate the way in which we help our clients design and implement end-to-end eBusiness solutions to enhance their competitive positions.

    BAX Global--Business-to-Business Trading Exchange Solution

    Client: BAX Global, a $1.8 billion global transportation and supply chain management company, offers multi-modal freight forwarding to business-to-business shippers worldwide.

    Strategic Imperative: In a competitive industry, BAX Global needs to maintain its strong position by continually adding flexible, value-added shipping services--and by using the Internet's inherent ability to facilitate location-independent, business-to-business electronic commerce. BAX Global wanted to develop a new offering for food service distributors wanting to quickly supply fresh seafood to their customers across the United States, which was difficult because of the highly perishable nature of seafood and its constant price volatility.

    Inforte Solution: We helped BAX Global create a business-to-business Internet trading exchange, BAXMart.com, that allows seafood suppliers and distributors to sell seafood in real-time, delivered nationwide within 24 hours. Following our Velocity to Value methodology, a multi-disciplinary project team, including client personnel and representatives from seafood suppliers and distributors was able to deploy the first pilot within eight weeks of project initiation. The rapid implementation of this solution enabled BAX Global to build increased loyalty with its seafood distributors, to become the end-to-end logistics company for a larger number of seafood distributors, and to gain significant competitive differentiation through this value-added service.

    The BAXMart.com Internet trading exchange operates as follows:

  . Fresh seafood suppliers display their daily inventories on the Internet, using information they receive from fishing boats at sea. As customers buy the seafood, BAXMart.com updates available inventories in real time. When a supplier makes a sale, an electronic message is sent directly from the supplier to the BAX Global shipping terminal, notifying it of the required delivery and facilitating prompt shipping.

  . Food distributors throughout the United States can place sales orders for seafood products from any location with Internet access. Since supplier inventories are managed in real-time, distributors can check for immediate availability and pricing, including sales tax and distribution costs to their own location. They can also tell BAX Global to deliver product orders to their normal distribution house or directly to the food service customer overnight, an innovative service for fresh seafood delivery.

    Gloss.com--Business-to-Consumer Electronic Commerce Solution

    Client: A new venture, Gloss.com is one of the first on-line beauty web sites founded by beauty industry insiders.

    Strategic Imperative: Gloss.com planned to establish itself in the online beauty market by providing customers with the best beauty information, products, and service through exclusive product offerings and an online beauty magazine. In addition to creative design, Gloss.com needed to successfully manage product distribution with a seamless order management, inventory, accounting, and customer information system.

    Inforte Solution: Gloss.com selected Inforte based on its knowledge of end-to-end eBusiness solutions and its record of delivering them within aggressive timeframes. We deployed the eCommerce business and technical components of the solution, integrating with software from Blue Martini for merchandising and store management, PeopleSoft for order management and financials, and third-party systems for warehouse management. Our solution helped Gloss.com to accomplish the following:

  . seamless communication of order information between customer and warehouse, providing stock management, shipping data, real-time product availability information, and order status updates to customer service personnel;

  . processing of financial information through the system, to include: the transfer of credit card information directly to accounts receivable, the logging of accounting and billing data; and the tracking of sales figures by vendor and stock keeping units for efficient and timely inventory control; and

  . a personalized online buying experience, conveying a department store feel, with each brand retaining its own identity and "shelf space."

    A fourth quarter launch in 1999 was critical to the site's success due to the high volume of cosmetics and fragrances sold during the holiday season and due to Gloss.com's extensive advertising campaign, which was intended to drive traffic to the web site during this period. Using its Velocity to Value methodology, Inforte delivered the solution within an ambitious 13-week schedule, resulting in a successful launch of the web site.

    Intuit--Customer Experience Management Solution

    Client: Intuit is the leading provider of personal finance and small business software, selling products such as Quicken, QuickBooks, and Turbo Tax.

    Strategic Imperative: Intuit's vision is to leverage the market-leading position of its application software, by enhancing and adding online services to become the preferred partner to individuals and small businesses for financial services.

    Inforte Solution: We are helping Intuit enhance Quicken.com and QuickBooks.com to include online services such as payroll, to add the ability to tailor each customer's experience, and to offer greater levels of customer service.

    Intuit selected us based on our understanding of integrated customer management and business-to-business and business-to-consumer electronic commerce solutions. Our eStrategy team worked with our Customer Experience Management experts to customize and deploy Intuit"s enterprise-wide applications to meet the following solution requirements:

  . Intuit needed enterprise-wide applications for sales, marketing, and service, together with an approach that makes all customer information available regardless of whether the customer contacts Intuit over the phone or on the web. We are working with Intuit to add customer self-service to Intuit's web properties, so that customers can access and modify their own information without assistance from a customer service representative. We also are working with Intuit to add call center support for customers needing further assistance.

  . Intuit needed a design that supported both business-to-business and business-to-consumer operations to handle both small business and individual customers. We are helping Intuit create highly personalized web interactions for each customer based on that customer"s information and their customer segment. Our solution will recognize the different support needs of each segment, while maximizing profitability to Intuit across each customer segment.

    We will implement phase one of the solution at year-end in time for the small business financial reporting season, with other functional components phasing in on a predetermined schedule in accordance with our V2V methodology. Our V2V project governance processes and phasing approach will allow Intuit to revamp its strategy and systems for customer management and web services in approximately four months.

    Primedia--Business-to-Business Electronic Commerce Solution

    Client: Primedia is a billion-dollar provider of specialized information for targeted audiences in the education, business and special interest consumer markets. One of its subsidiaries, Bacon's Information, provides a wide range of information and assistance for anyone needing to research, contact, or monitor the media.

    Strategic imperative: Bacon's distributed its traditional information offerings on CD-ROM, meaning that customers could not receive updated data until Bacon's shipped the next product release. Also, Bacon's clients could not add their own contact and media information to Bacon's data. Bacon's needed to migrate these products to the Internet, before new Internet-based competitors emerged.

    Inforte Solution: Bacon's selected us on the basis of our demonstrated experience with other information services clients, coupled with our eBusiness vision and deployment capabilities. We enabled Bacon's to make its products available to its customers through an extranet, allowing authorized customers to access information over a password-protected Internet site. The solution helped Bacon"s to accomplish the following:

  . Strengthen its competitive position through a product that offers immediate access to updated information and greater functionality, thereby creating a better customer experience and increasing loyalty.

  . Reduce distribution costs by making the product completely available over the Internet. In addition, the new offering reduces customer service costs since its browser-based solution does not include traditional installation processes and the associated technical support.

    Following the initial implementation, we were engaged by Bacon's on subsequent releases of these products.

Sales and Marketing

    We market with a team-selling approach that combines dedicated sales professionals from our practice development and client development organizations with our senior delivery executives. We believe our team model is superior to a traditional professional services sales model where one individual must manage the sales process in addition to providing the services. Our practice development organization focuses on selling to new customers, while our client development organization focuses on maintaining and extending relationships with existing customers.

    We use a proprietary sales and marketing methodology, which we call SAMM, to capture detailed information on sales opportunities. SAMM is based on an enterprise relationship management system that we have heavily customized to track potential contracts at each of the 11 stages of our sales cycle. We project revenue based on a probability analysis of each sales opportunity, allowing us to manage continually our hiring needs and spending plans.

    Our market development efforts are designed to build Inforte's brand name and recognition in the marketplace. Our activities include seminars and briefings that target corporate executives, public speaking opportunities, attendance at industry conferences, regular meetings with market analysts, public relations programs, electronic brochures, and use of our web site properties, such as inforte.com and eStrategy.com.

    We complement our internal sales and marketing processes with selected formalized industry alliances. We receive leads from a number of leading software vendors with whom we have relationships, including Blue Martini, Concur, Genesys, i2, Microsoft, Siebel, and Vignette. We continually search for potential new software partners, and expect to add new relationships from time to time, as well as work with other software vendors with whom we do not have a formalized relationship.

People & Culture

    We have grown from 26 people at the end of 1996, 63 people at the end of 1997, 122 people at the end of 1998, to 228 employees as of September 30, 1999. Of these, 180 were consultants, 15 were in sales and marketing, including nine quota-based sales personnel, 11 were in human resources, and 22 were management or administrative personnel. None of our employees is represented by a labor union, and we believe our employee relations are excellent.

    We consider our culture to be rewarding and fun. We think our culture is a key reason we are able to attract high quality employees despite the tight labor market. We have sophisticated recruiting, retention, and career development processes that have resulted in ratios for internal employee referrals, offers-to-acceptances, and voluntary turnover that we believe are all among the best in the industry. All employees receive stock options when they join us, as we believe that equity ownership is an important component of employee motivation and compensation.

    Core Values. We have defined our core values to be:

  . Integrity. We must always make honorable decisions with regard to our clients and employees.

  . Meritocracy. Employees advance at our company based strictly on their own merit. We regularly provide verbal and written feedback and coaching on employee performance.

  . Growth. We believe a high-growth environment is more stimulating and results in more opportunity for our company and our employees. We assist and encourage our employees to grow as their careers develop.

  . Focus. We focus on our strengths, and we stick to them. We therefore focus on accepting projects where we can deliver advanced solutions on time and within budget.

  . Customer service. Our success results from our clients, and we will do all that we can to serve them. We will measure client satisfaction and strive to maintain 100% client referenceability.

    We consider adherence to these principles to be critical to our long-term success. We reinforce these principles regularly in our recruiting process, training schools, company meetings, and internal communications.

    Recruiting. During 1999, 70% of our new hires came to us through referrals from our existing employees. We believe our strong culture results in our employees actively encouraging their friends and former co-workers to join us. We also believe that our strong referral program, which includes a referral bonus system, increases the quality of our recruiting while lowering recruiting costs. We supplement our employee referral program with Internet-based recruiting, direct sourcing, campus hiring, and the limited use of professional search firms.

    Retention. We believe that our voluntary turnover rate is among the best in the industry, at less than one-half of the industry average. We believe our work environment promotes the retention of our employees because it:

  . exposes them to the most advanced technologies and solutions;

  . allows them to work with highly intelligent and motivated people;

  . teaches them industry-best project delivery skills;

  . addresses their concerns, such as excessive travel;

  . provides personal satisfaction due to our high rate of client satisfaction;

  . offers enjoyable social activities; and

  . ties our executive officers' bonuses to retention.

    In addition, our employees receive written feedback on their individual performance three times each year. Our employees also meet regularly with their career coach, a senior person within our company who reviews the employee's progress and jointly helps the employee develop career goals and objectives. Coaches also convey informal feedback outside of the employee's immediate project activities.

    Many companies experience an increase in turnover after going public. It is possible that we may experience a similar increase.

    Learning. All new hires undergo initial training at our Chicago headquarters learning our culture and business methods and participating in simulated client engagements. We believe this training is crucial to instilling a unified culture throughout our organization. We supplement this initial training with other sessions, including project management, and with training on business skills such as effective presentations and client interviewing. Our employees also participate in training classes provided by software partners and in self-study courses on specific technical topics.

    Compensation Philosophy. We have structured our compensation program to attract and retain highly skilled professionals by offering competitive base salaries with annual bonus opportunities. We pay additional, substantial bonuses for sales referrals, employee referrals, and completion of training certifications. Some executives and practice development employees are eligible for quarterly bonuses based on corporate and personal performance. Each employee receives stock options when they join us, with additional options possible based upon performance.

Competition

    We compete in the Internet professional services market, which is relatively new and highly competitive. We expect competition to intensify as the market evolves. We believe that our competitors fall into several categories, including the following:

  . Internet consulting firms and online agencies who offer varying combinations of creative design and technology skills, such as AGENCY.COM, iXL, Proxicom, Razorfish, Scient, USWeb/CKS, US Interactive, and Viant;

  . other technology consulting firms such as Cambridge Technology Partners, eLoyalty, and Sapient;

  . Andersen Consulting and the consulting arms of the Big Five accounting firms;

  . large systems integration or outsourcing firms such as Computer
    Sciences, EDS, and IBM;

  . strategy consulting firms, such as Bain, Booz.Allen & Hamilton, Boston
    Consulting Group, Diamond Technology Partners, and McKinsey;

  . professional services divisions of software application vendors; and

  . internal information technology departments of current and potential clients.

    In addition, many of our competitors have longer operating histories, larger client bases, longer relationships with clients, greater brand or name recognition, and significantly greater financial, technical, marketing, and public relations resources than us.

    We believe that only a few of our competitors possess all of the skills necessary to offer end-to-end eBusiness solutions. We expect, however, that many of these competitors will evolve their service offerings over time to more closely match our current capabilities. We believe that the principal competitive factors in the Internet professional services market are: a strategy offering, a complete Internet integration model that integrates the customer experience with the supply chain, a proven record of project delivery, and customer referenceability. We believe that our service offerings allow us to compete favorably in all of the above areas.

    There are relatively low barriers to entry into the Internet professional services market. Existing or future competitors may develop or offer services that are comparable or superior to ours at a lower price, which could have a material adverse effect on our business, financial condition, and results of operations.

Facilities

    Our headquarters are located in 33,065 of square feet of leased office space in Chicago, Illinois. Our senior management, national sales, marketing, human resources, and administrative personnel, as well as the Chicago-based consultants use this facility. The lease term expires on December 31, 2005, with no option to renew. We have regional offices that are used by regional management, sales, and recruiting personnel, as well as consultants residing in the region. We lease 3,139 of square feet of office space in Newport Beach, California. This lease term expires on May 31, 2000, with a one- to three-year renewal option. We have also entered into short-term leases for professional office space in San Mateo, California and Irving, Texas.

Legal Proceedings

    From time to time, we may be involved in litigation incidental to the conduct of its business. To date, we have never been a party to any material legal proceedings.

                                   MANAGEMENT

Executive Officers and Directors

    Our executive officers and directors as of the date of this prospectus are as follows:

   Name                     Age                     Position
   ----                     ---                     --------
Philip S. Bligh............  32 President, Chief Executive Officer, and Chairman
Stephen C.P. Mack..........  34 Chief Operating Officer and Director
Nick Padgett...............  33 Chief Financial Officer and Director
Ronald G. Meyer............  33 Vice President, Client Development

    Philip S. Bligh co-founded Inforte and has served as Chairman of the board of directors of Inforte since inception in September 1993. Mr. Bligh also currently serves as President and Chief Executive Officer. Before founding Inforte, Mr. Bligh served in various technology consulting roles for Andersen Consulting from October 1988 to February 1991 and as a project manager for Systems Software Associates, an enterprise software provider, from April 1991 through Inforte's founding. Mr. Bligh holds a BS in chemical engineering from University College London, England and serves as an adjunct professor in management at DePaul University's Kellstadt Graduate School of Business.

    Stephen C.P. Mack joined Inforte in October 1994 and has served as a director since that time. Mr. Mack is currently Inforte's Chief Operating Officer, overseeing the consulting organization. Before joining Inforte, from February 1988 to October 1994, Mr. Mack worked at Andersen Consulting, where he was, most recently, a project manager responsible for the design and implementation of enterprise-wide operational and decision support systems for large, multinational corporations. Mr. Mack holds a Master's degree in engineering and management from the University of Birmingham, England.

    Nick Padgett has served as Inforte's Chief Financial Officer since December 1997. Mr. Padgett has been a Director of Inforte since its founding in September 1993. Before joining Inforte, Mr. Padgett served as an equity research analyst for William Blair & Company, from August 1994 to December 1997. Before William Blair, Mr. Padgett served in various technology consulting roles for Andersen Consulting from June 1988 to September 1992. Mr. Padgett holds an MBA from the Amos Tuck School of Business Administration at Dartmouth College and a BS in computer science from Western Illinois University.

    Ronald G. Meyer joined Inforte in November 1995 and has served in various senior management roles. Currently, Mr. Meyer is Vice President of Client Development, responsible for maintaining and extending Inforte's relationships with existing clients. Before joining Inforte, Mr. Meyer served as a product development manager for Computer Associates' warehouse management and logistics solutions from November 1993 to October 1995. Before Computer Associates, from June 1988 to November 1993, Mr. Meyer worked at Andersen Consulting, most recently as a project manager. Mr. Meyer holds a BS in computer science from Western Illinois University.

Key Employees

    We have many other key employees. A partial listing, consisting of the heads of our major functional areas and our practice areas, follows:

    Philip Clement (age 33) has served as Inforte's Vice President of Market Development since March 1997. Before joining Inforte, from June 1993 through November 1996, Mr. Clement was vice president of business development for Wizdom Systems, a provider of process design and data modeling software. Mr. Clement holds masters degrees in business administration and in public policy analysis from the University of Chicago and a BA in anthropology from the University of Southern California.

    Daniel Gathof (age 32) has served as Inforte's Vice President of Human Resources since June 1998. Mr. Gathof joined Inforte from Deloitte and Touche, where he served as a director of experienced hire recruiting from June 1996 to June 1998. Before Deloitte and Touche, Mr. Gathof served as a director of human resources at SHL Systemhouse from September 1992 to June 1996. Mr. Gathof worked in various human resources roles with Andersen Consulting from August 1989 to September 1992. Mr. Gathof holds a BA in political science from Knox College.

    Richard Miller (age 33) joined Inforte in April 1998 and has served in various senior delivery and management roles. Currently, Mr. Miller is Vice President of Regions. In this capacity, Mr. Miller is responsible for ensuring consistency in recruiting, sales, and delivery across all geographies, and for overseeing regional expansion. Before joining Inforte, Mr. Miller worked as a management consultant from June 1996 to April 1998 at Arthur Andersen and from June 1994 to June 1996 at Ernst & Young. Prior to his consulting experience, Mr. Miller held various finance and internal consulting positions from May 1989 to September 1992 with First Interstate Bank. Mr. Miller has a BS in finance from California State, Long Beach and a MBA from Indiana University.

    Frank Suljic (age 33) has served as Inforte's Vice President of Practice Development since June 1997. Before joining Inforte, Mr. Suljic served from April 1996 to June 1997 as a vice president of business development for IndeNET, a distributor of satellite-based television media, where he was responsible for sales, marketing, and consumer services. Prior to IndeNET, Mr. Suljic co-founded Paradigm Research Inc., a boutique management consulting firm, in June 1994 and served as a partner and vice president of business development until April 1996. Before Paradigm, Mr. Suljic was a client account executive at IBM from December 1989 to June 1994. Mr. Suljic holds an MBA from the University of Chicago and a BS in industrial engineering from the University of Wisconsin-Madison.

    David Sutton (age 36) has served as Inforte's Vice President of the Strategic Services Group since September 1999. In this capacity, Mr. Sutton leads Inforte's management consulting practices. Before joining Inforte, Mr. Sutton was a vice president at Computer Sciences Corporation (CSC), serving in the CSC Index management consulting unit there from September 1994 to September 1999. Prior to CSC, Mr. Sutton served in various management consulting roles with GRC International from May 1987 to August 1994, Booz.Allen & Hamilton from January 1986 to May 1987, and BDM International from January 1994 to January 1996. Mr. Sutton holds an MBA from George Washington University and a BS in computer science engineering from the University of Virginia.

    Douglas Turk (age 30) joined Inforte in June 1997 and has served in various senior management roles. Currently, Mr. Turk is Vice President of Customer Experience Management, with overall management responsibility for this practice area. Before joining Inforte, Mr. Turk co-founded Reservations On-Line, an e-commerce company that provided technology solutions for the distribution of reservations and tickets, and served as director of operations there from January 1996 to March 1997. Prior to Reservations On-Line, Mr. Turk served as a business analyst and team leader at EDS from May 1992 to June 1994. Before EDS, Mr. Turk served as an accountant with Wortzman Company from June 1991 to April 1992. Mr. Turk holds JD and MBA degrees from DePaul University and a BS in business administration from John Carroll University.

    Darius Vaskelis (age 30) joined Inforte in August 1997, and has served in various senior delivery and management roles. Currently, Mr. Vaskelis is Vice President of Strategic Operations Management, with overall management responsibility for this practice area. Before joining Inforte, Mr. Vaskelis served from July 1994 to August 1997 as director of information systems at Hospitality Resources Incorporated. Before Hospitality Resources Incorporated, Mr. Vaskelis served as networking manager at Lakeview Technology from March 1994 to July 1994. Prior to this, Mr. Vaskelis worked from January 1993 to March 1994 at the University of Illinois Hospital & Clinics as a systems integration specialist. From February 1990 to January 1993 Mr. Vaskelis served as technical and marketing support specialist with IBM. Mr. Vaskelis holds a BA in political science from University of Illinois at Chicago.

Board Composition

    We currently have three directors. Following the offering, two independent directors will be added to our board of directors and we will have five directors. Upon the completion of the offering, the terms of office of the members of the board of directors will be divided into three classes, with each class consisting, as nearly as possible, of one-third of the total number of directors. The term of office of the first class will expire at the first annual meeting of stockholders, the term of office of the second class will expire at the second annual meeting of stockholders, and the term of office of the third class will expire at the third annual meeting of stockholders. At each annual meeting of stockholders after the initial classification, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. In addition, the authorized number of directors may be changed only by resolution of the board of directors or the affirmative vote of 66 2/3% of our outstanding voting stock, and a reduction of the authorized number of directors will not remove any director before that director's term of office expires. Board vacancies resulting from any increase in the size of the board of directors can only be filled by a majority of directors then in office. As a result of any increase in the number of directors, any additional directorships will be distributed among the three classes, so that, as nearly as possible, each class will consist of one-third of the total number of directors. This classification of the board of directors may have the effect of delaying or preventing changes in control or management of Inforte.

Board Committees

    Following the offering, the board of directors intends to appoint an audit committee and a compensation committee. Our independent directors will serve as the members of these two committees.

    The audit committee will review our audited financial statements and accounting procedures and recommend the employment of, and approve the fee arrangements with, independent accountants for both audit functions and for advisory and other consulting services.

    The compensation committee will review and approve the compensation and benefits for our key executive officers, administer our employee benefits and stock purchase plans, and make recommendations to our board of directors regarding grants of stock options and any other incentive compensation arrangements.

Compensation Committee Interlocks and Insider Participation

    Before this offering, our executive officers made all decisions concerning officers compensation. After this offering, none of the members of our compensation committee will be an officer or employee of our company. No director or executive officer serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors.

Directors' Compensation

    Our directors receive no cash compensation for their service as directors, but are reimbursed for all reasonable out-of-pocket expenses for attendance at board meetings. Our non-employee directors may also receive stock options from the company.

Executive Compensation

    The following table summarizes the compensation we paid or accrued for services rendered for the year ended December 31, 1998, to our President and our other executive officers:

                                                        Long-term
                                                       Compensation
                                                          Awards
                                   Annual Compensation  Securities
                                   -------------------- Underlying   All Other
Name and Principal Position   Year   Salary    Bonus     Options    Compensation
---------------------------   ---- ---------- --------------------- ------------
Philip S. Bligh.............  1998 $  117,500 $  5,507       0            0
 President, Chief Executive
 Officer, and Chairman
Stephen C.P. Mack...........  1998 $  117,500 $  5,761       0            0
 Chief Operating Officer and
 Director
Nick Padgett................  1998 $   91,500 $      0       0            0
 Chief Financial Officer and
 Director
Ronald G. Meyer.............  1998 $  117,500 $      0       0            0
 Vice President, Client
 Development

Options

    We did not grant any options under the stock option plan during the last fiscal year to the executive officers named in the summary compensation table. The following table sets forth information regarding options exercised by our executive officers during 1998 or held by them on December 31, 1998:

                                                         Number of
                                                   Securities Underlying   Value of Unexercised In-
                           Shares                 Unexercised Options at     the-Money Options at
                          Acquired      Value         Fiscal Year-End         Fiscal Year-End(1)
Name                     on Exercise Realized(1) Exercisable/Unexercisable Exercisable/Unexercisable
----                     ----------- ----------- ------------------------- -------------------------
Philip S. Bligh.........          0                         0/0                      $0/$0
Stephen C.P. Mack.......  2,850,000  $2,364,022             0/0                      $0/$0
Nick Padgett............          0                   25,000/275,000           $21,750/$239,250
Ronald G. Meyer.........          0                   375,000/125,000          $326,250/$108,750

--------
(1)We determined that the common stock had a fair market value of $0.87 per share on December 31, 1998.

Employee Benefit Plans

1995 Incentive Stock Option Plan

    In 1995, our stockholders approved the 1995 Incentive Stock Option Plan. Effective as of September 1, 1995, the 1995 Plan was amended and restated effective as of December 31, 1997. Our 1995 Plan provides for the issuance of incentive stock options and nonqualified stock options to officers and other key employees.

    We have reserved an aggregate of 4,900,000 shares of common stock for issuance through our stock option plan, of which 240,000 were available for grant as of September 30, 1999. Only options that are vested may be exercised. The options expire after a period of time following the termination of employment. Options that expire unexercised or that are forfeited become available again for issuance under the 1995 Plan. All of the option agreements contain customary anti-dilution adjustments which provide for adjustments to the exercise price and number of shares for events such as stock splits, stock dividends, and consolidations. We do not intend to issue any additional options under this 1995 Plan.

Amended and Restated 1997 Incentive Compensation Plan

    On December 31, 1997, our stockholders approved the 1997 Incentive Compensation Plan. On December 1, 1999, our stockholders approved the Amended and Restated 1997 Incentive Compensation Plan. This plan permits the grant of stock options and other stock awards to our employees and non-employee directors. We have reserved an aggregate of 4,000,000 shares of common stock for issuance through this 1997 Plan, plus annual increases beginning in 2001 equal to the lesser of: (1) 1,000,000 shares, (2) 5% of the outstanding shares, or (3) a number determined by the board of directors. Of the shares of common stock available under this 1997 Plan, 111,411 were available for grant as of September 30, 1999.

    The 1997 Plan authorizes incentive and non-qualified stock options. Additionally, the 1997 Plan authorizes the grant of stock appreciation rights independently of, or with respect to, options granted or outstanding, as well as other types of stock-based awards, such as restricted stock, performance shares or performance units. The stock options generally have ten-year terms and vest in accordance with provisions determined by the board of directors.

Employee Stock Purchase Plan

    We have reserved 200,000 shares of common stock for issuance under our 1999 Employee Stock Purchase Plan, plus annual increases beginning in 2001 equal to the lesser of: (1) 400,000 shares, (2) 2% of the outstanding shares, or (3) a number determined by the board of directors. As of the date of this prospectus, no shares have been issued under the 1999 Purchase Plan.

    All employees of our company are eligible to participate. However, any employee who immediately after a grant owns stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock may not participate. No employee may receive rights to purchase stock at a rate which exceeds $25,000 worth of stock for each calendar year.

    The 1999 Purchase Plan, which is intended to qualify under Section 423 of the Internal Revenue Code, permits the board of directors to determine the length of each offering period. However, no offering period may extend for more than 27 months. Participants may elect to have their payroll deductions accumulated and used to purchase shares of common stock at the end of an offering period, or at any interim purchase date determined by the board of directors. A participant is limited to $21,250 in payroll deductions per year. The price of stock purchased under the 1999 Purchase Plan is 85% of the lower of the fair market value of the common stock at the beginning of the offering period or the fair market value of the common stock on a purchase date.

401(k) Retirement/Savings Plan

    Our 401(k) plan covers our full-time employees located in the United States, and is intended to qualify under Section 401(k) of the Internal Revenue Code. Any contributions to the 401(k) plan by employees, and the investment earnings on these contributions, are not taxable to employees until withdrawn from the 401(k) plan. Up to the statutorily prescribed annual limit, which was $10,000 in 1998, Employees may elect to contribute up to 15% of their current compensation to the 401(k). The 401(k) plan permits us to make matching contributions; however, we do not do so, nor do we currently have plans to do so.
                              CERTAIN TRANSACTIONS

    On December 31, 1998, we made a $106,190 loan, with recourse, to Stephen C.P. Mack, our Chief Operating Officer, to enable him to exercise Inforte stock options. The loan bore interest at 7.75% per year. Mr. Mack repaid the loan in full on September 30, 1999.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of our common stock as of September 30, 1999. We have listed each person that beneficially owns more than five percent of the outstanding common stock; each of our directors and executive officers; and all directors and executive officers as a group.

    Each of the stockholders has sole voting and investment power with respect to the shares beneficially owned by that stockholder. The address for each principal stockholder is 150 N. Michigan Avenue, Suite 3400, Chicago, Illinois 60601.

    For purposes of calculating amounts beneficially owned by a stockholder before the offering, the number of shares deemed outstanding includes:
9,437,500 shares of common stock outstanding as of December 1, 1999; and options currently exercisable or exercisable within 60 days of the date of this prospectus held by that stockholder but not any other stockholder. The
percentage of beneficial ownership after this offering is based on    shares
outstanding as of      , 1999 and an assumed     shares outstanding after this
offering.

    For purposes of calculating the percentage beneficially owned after the offering, the number of shares deemed outstanding includes the shares being sold in this offering, assuming no exercise of the underwriters' overallotment option.

                                                                 Percent of
                                                    Number of   Common Stock
                                                    Shares of -----------------
                                                     Common    Before   After
                                                      Stock   Offering Offering
                                                    --------- -------- --------
Executive Officers and Directors
  Philip S. Bligh.................................. 3,100,000  32.8%
  Stephen C.P. Mack................................ 3,100,000  32.8%
  Nick Padgett(1)..................................   665,000   7.0%
  Ronald G. Meyer.................................. 1,000,000  10.6%
  All executive officers and directors as a group
   (4 persons)..................................... 7,865,000  83.1%
Five Percent Stockholder
  Roger Neale......................................   750,000   7.9%

--------
(1) Includes 25,000 shares issuable upon the exercise of stock options that become exercisable within the next 60 days.

                          DESCRIPTION OF CAPITAL STOCK

General

    Upon the closing of this offering, our authorized capital stock will consist of 50,000,000 shares of common stock, $.001 par value per share, and 5,000,000 shares of preferred stock, $.001 par value per share.

Common Stock

    As of September 30, 1999, there were 9,312,500 shares of common stock outstanding that were held of record by nine stockholders. Based upon the
number of shares outstanding as of      , and giving effect to the issuance of
    shares of common stock in this offering, there will be     shares of common
stock outstanding upon completion of this offering.

    Holders of common stock are entitled to one vote for each share on all matters to be voted upon by the stockholders. There are no cumulative voting rights. Subject to preferences to which holders of any preferred stock issued after the sale of the common stock sold in this offering may be entitled, holders of common stock are entitled to receive ratably any dividends declared from time to time by our board of directors out of legally available funds. Please see "Dividend Policy."

    In the event of a liquidation, dissolution, or winding up of our company, holders of common stock would be entitled to share in our assets remaining after the payment of liabilities and the satisfaction of any liquidation preference granted to the holders of any outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights and there are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are, and the shares of common stock offered by us in this offering, when issued and paid for, will be, fully paid and nonassessable. The rights, preferences and privileges of the holders of common stock are subject to, and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate in the future.

Preferred Stock

    Upon the closing of this offering, the board of directors will be authorized, subject to any limitations prescribed by law, without further stockholder approval, to issue from time to time up to an aggregate of 5,000,000 shares of preferred stock, $.001 par value per share, in one or more series. The board of directors may determine or alter the preferences, including voting rights, dividend rights, conversion rights, redemption privileges, and liquidation preferences. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future. Issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the outstanding voting stock of our company. No shares of preferred stock are currently outstanding, and we have no plans to issue any shares of preferred stock.

Anti-Takeover Effects of our Certificate of Incorporation and Bylaws and Delaware Law

    Our certificate of incorporation, our bylaws, and anti-takeover provisions of the Delaware General Corporation Law may have the effect of preventing or delaying a person from acquiring or seeking to acquire a substantial equity interest in, or control of our company.

    Certificate of Incorporation and Bylaws. Our certificate of incorporation, upon the completion of this offering, will divide our board of directors into three classes, with each class serving a staggered three-year term. Our classified board of directors will make it more difficult for stockholders to change the board of directors' composition, and, consequently, may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of our company. Our certificate of incorporation also provides that, effective on the completion of this offering, all stockholder actions must be effected at a meeting duly called by the board of directors or certain executive officers and not by a consent in writing. Our bylaws contain an advance notice procedure regarding nominations of directors by stockholders and other stockholder proposals. For matters a stockholder wishes to bring before an annual meeting of stockholders, the stockholder must deliver notice to our principal executive offices not less than 120 days before the first anniversary of the preceding year's annual meeting of nominations and other business to be brought before our annual meeting. Further, our certificate of incorporation and bylaws provide that the stockholders may amend provisions of our certificate of incorporation and bylaws relating to the classification of our board of directors, the number of authorized directors, the nomination of directors, the calling of special meetings of stockholders, stockholders' notice requirements and the ability of stockholders to act by written consent only with the affirmative vote of 66 2/3% of our outstanding voting stock. We intended these provisions to enhance the likelihood of continuity and stability in the composition of the board of directors and in the policies formulated by the board of directors. In addition, these provisions are designed to reduce our vulnerability to an unsolicited acquisition proposal. The provisions also are intended to discourage tactics that may be used in proxy fights. However, these provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, they also may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. These provisions also may have the effect of preventing changes in our management.

    Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law generally prohibits us, as a Delaware corporation, from engaging in any business combination with any interested stockholder, unless: (1) the board of directors of the corporation approved in advance either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder, (2) upon completion of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction began, excluding for purposes of determining the number of shares outstanding those shares owned by persons who are directors and also executive officers and by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer, or (3) the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder. Section 203 may delay, defer, or prevent a change in control of our company, as well as reduce the price that an investor may be willing to buy shares of common stock in the future. An interested person is defined as a person or affiliate or associate of a person that owns 15% or more of the outstanding voting stock of a corporation. Messrs. Bligh and Mack will be exempt from the restrictions on transactions under Section 203 because they acquired their shares before our company was a public company.

Limitation of Liability and Indemnification

    Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for: (1) breach of their duty of loyalty to the corporation or its stockholders, (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit. This limitation of liability does not apply to liabilities arising under the federal or state securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

    Our bylaws require us to indemnify our directors, executive officers, employees, and other agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. We may also secure insurance on behalf of any officer, director, employee, or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws permit such indemnification.

    We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in our bylaws. These agreements, among other things, will indemnify our directors and executive officers for expenses (including attorneys' fees), judgments, fines, and settlement amounts incurred in any action or proceeding, including any action by or in the right of our company arising out of such person's services as a director, officer, employee, agent, or fiduciary of our company, any subsidiary of our company or any other company or enterprise to which the person provides services at our request. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

    At present, there is no pending litigation or proceeding involving a director or officer of our company in which indemnification is required or permitted, and we are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Transfer Agent and Registrar

    The transfer agent and registrar for our common stock is      . The
transfer agent's address is               and its telephone number is (   )
    .

                        SHARES ELIGIBLE FOR FUTURE SALE

Shares Eligible for Future Sale

    Before this offering there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect the market price of our common stock.

    Upon completion of this offering, we will have outstanding an aggregate of
    shares of common stock, assuming the issuance of     shares of common stock
in this offering, no exercise of the underwriters' over-allotment option and no exercise of options after the date of this prospectus. Of these shares, the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by existing "affiliates" of our company. Our affiliates are people or entities that directly or indirectly control our company, are controlled by our company, or are under common control of our company. Sales by our affiliates would be subject to the restrictions described below.

    The remaining           shares of common stock held by existing
stockholders were issued and sold by us in reliance on exemptions from the registration requirements of the Securities Act. These shares will be "restricted" securities within the meaning of Rule 144 under the Securities Act and may not be sold in the absence of registration under the securities laws unless an exemption from registration is available. In addition, holders of stock options could exercise their options and sell the shares issued upon exercise as described below.

Rule 144

    Rule 144 is one of the exemptions referred to above. Generally, Rule 144 as currently in effect permits a shareholder (including an affiliate) who has beneficially owned restricted shares for a least one year to sell, beginning three months after the date of this prospectus, within any three-month period shares which do not exceed the greater of:

  . 1% of the outstanding shares of common stock of the company (which will
    equal approximately     shares immediately after this offering); or

  . the average weekly trading volume on the Nasdaq National Market in the common stock during the four calendar weeks preceding the sale.

    Shares properly sold in reliance on Rule 144 must be sold through "broker's transactions" or to market makers, and there must be current public information about the company available. Shares sold under Rule 144 to persons who are not affiliates become freely tradable without restriction or registration under the securities laws. The restrictions of Rule 144 do not apply to a person who has beneficially owned their shares for at least two years (including "tacked on" holding periods) and who is not an affiliate of the company. Therefore, unless otherwise restricted by contract, "144(k) shares" may be sold immediately upon the completion of this offering.

Rule 701

    Rule 701 of the Securities Act of 1933 is another one of the exemptions referred to above. Securities issued in reliance upon Rule 701 are restricted securities, subject to any contractual restrictions described below, and may be sold under Rule 701 beginning three months after the date of this prospectus by affiliates if they comply with Rule 144, other than the holding period requirements, and by non-affiliates, subject only to the manner of sale provision of Rule 144. Generally, under Rule 701, any of our employees, directors, officers, consultants or advisors who purchase shares from us in connection with a compensatory stock or option plan or other written agreement before the effective date of this offering is entitled to sell the shares three months after the effective date of this offering in reliance on Rule 144, without having to comply with the holding period and notice filing requirements of Rule 144. If the owner of the shares is a non-affiliate, there is no requirement to comply with the public information, volume limitation or notice filing provisions of Rule 144.

Lock-up Agreements

    All of our executive officers, directors, stockholders, and significant option holders have signed lock-up agreements in favor of the underwriters which prohibit them from selling or otherwise disposing of any shares of common stock or convertible securities for a period of 180 days after the date of this prospectus unless Goldman, Sachs & Co. consents in writing to the sale or disposition.

Stock Options

    Following this offering, we intend to file a registration statement
covering approximately           shares of common stock issuable upon the
exercise of stock options issued under our stock option plans. Accordingly, shares to be registered in this manner will be available for sale in the open market, except to the extent the shares are subject to vesting restrictions or the lock-up agreements. Affiliates will still be required to comply with Rule 144.

    As a result of Rule 144, Rule 701, the lock-up agreements and our intention to file a registration statement covering shares of common stock issuable under
our stock option plans, approximately     shares will be eligible for sale in
the public market during the 180 days after the date of this prospectus, consisting of:

  .     shares owned by non-affiliates;

  .     shares issuable upon exercise of options which are exercisable at the date of this prospectus; and

  .     shares issuable upon exercise of options which become exercisable within 180 days of the date of this prospectus.

    In addition, approximately     shares will become eligible for sale in the
public market upon expiration of the lock-up agreements 180 days after the date of this prospectus.

                                  UNDERWRITING

    Inforte and the underwriters named below have entered into an underwriting agreement with respect to the shares being offered. Subject to certain conditions, each underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Salomon Smith Barney Inc. and William Blair & Company, L.L.C. are the representatives of the underwriters.

                                                                       Number of
        Underwriters                                                    Shares
        ------------                                                   ---------
      Goldman, Sachs & Co.............................................
      Salomon Smith Barney Inc. ......................................
      William Blair & Company, L.L.C. ................................
                                                                          ---
        Total.........................................................
                                                                          ===

    If the underwriters sell more shares than the total number set forth in the table above, the underwriters have an option to buy up to an additional shares from the company to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

    The following table shows the per share and total underwriting discounts and commissions Inforte will pay to the underwriters. Such amounts are shown assuming both no exercise and full exercise of the underwriters' option to
purchase     additional shares.

                                                            Paid by Inforte
                                                       -------------------------
                                                       No Exercise Full Exercise
                                                       ----------- -------------
      Per Share.......................................    $            $
      Total...........................................    $            $

    Shares sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $    per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters
to certain other brokers or dealers at a discount of up to $    per share from
the initial public offering price. If all the shares are not sold at the initial offering price, the representatives may change the offering price and the other selling terms.

    Inforte, its directors, executive officers, stockholders, and significant option holders have each agreed with the underwriters not to dispose of or hedge any of their common stock or securities convertible into or exchangeable for shares of common stock during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of the representatives. This agreement does not apply to any existing employee benefit plans. See "Shares Available for Future sale" for a discussion of certain transfer restrictions.

    Before the offering, there has been no public market for the shares. The initial public offering price will be negotiated among Inforte and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be the company's historical performance, estimates of the company's business potential and earnings prospects, an assessment of the company's management, and the consideration of the above factors in relation to market valuation of companies in related businesses.

    Application has been made for quotation of the common stock on the Nasdaq National Market under the symbol "INFT."

    In connection with the offering, the underwriters may purchase and sell shares of common stock in the open market. These transactions may include short sales, stabilizing transactions, and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the common stock while the offering is in progress.

    The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

    These activities by the underwriters may stabilize, maintain, or otherwise affect the market price of the common stock. As a result, the price of the common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise.

    The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

    At Inforte's request, the underwriters have reserved at the initial public
offering price up to     additional shares of common stock for sale to
Inforte's directors, employees, and others who have a relationship with Inforte. There can be no assurance that any of the reserved shares will be so purchased. The number of shares available for sale to the general public in the offering will be reduced by the number of reserved shares sold. Any reserved shares not so purchased will be offered to the general public on the same basis as the other shares offered hereby.

    Inforte estimates that its share of the total expenses of the offering,
excluding underwriting discounts and commissions, will be approximately $   .

    Inforte has agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                                 LEGAL MATTERS

    The validity of the shares of common stock issued in this offering will be passed upon for us by the law firm of Foley & Lardner, Chicago, Illinois. Certain legal matters in connection with this offering will be passed upon for the underwriters by the law firm of Sidley & Austin.

                                    EXPERTS

    Ernst & Young LLP, independent auditors, have audited our financial statements and schedule at December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 as set forth in their reports. We have included our financial statements and schedule in this prospectus and elsewhere in the registration statement in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement (of which this prospectus is a part) under the Securities Act of 1933, relating to the common stock we are offering. This prospectus does not contain all the information that is in the registration statement. Portions of the registration statement have been omitted as allowed by the rules and regulations of the Securities and Exchange Commission. Statements in this prospectus which summarize documents are not necessarily complete, and in each case you should refer to the copy of the document filed as an exhibit to the registration statement. For further information regarding our company and our common stock, please see the registration statement and its exhibits and schedules. You may examine the registration statement free of charge at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission as Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and 7 World Trade Center, Thirteenth Floor, New York, New York 10048. Copies of the registration statement may also be obtained from the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, or by calling the Commission at 1-800-SEC-0330, regarding registrants, such as Inforte, that file electronically with the Commission. In addition, the registration statement and other public filings can be obtained from the Commission's web site at http://www.sec.gov. Our web site is http://www.inforte.com.

    We intend to furnish our stockholders written annual reports containing audited financial statements certified by an independent public accounting firm.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Auditors............................................. F-2
Balance Sheets............................................................. F-3
Statements of Operations................................................... F-4
Statements of Stockholders' Equity......................................... F-5
Statements of Cash Flows................................................... F-6
Notes to Financial Statements.............................................. F-7

                         REPORT OF INDEPENDENT AUDITORS

Board of Directors
Inforte Corp.

    We have audited the accompanying balance sheets of Inforte Corp. as of December 31, 1997 and 1998, and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Inforte Corp. at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
October 15, 1999

                                 INFORTE CORP.

                                 BALANCE SHEETS

                                                  December 31,        September
                                              ---------------------      30,
                                                 1997       1998        1999
                                              ---------- ----------  -----------
                                                                     (Unaudited)
Assets
Current assets:
  Cash and cash equivalents.................  $   66,019 $2,698,110  $ 5,256,473
  Accounts receivable, less allowance for
   doubtful accounts of $20,000 in 1997,
   $275,000 in 1998, and $600,000 in 1999...     957,024  2,024,258    4,876,846
  Prepaid expenses and other current
   assets...................................      26,094     97,640      613,631
  Note receivable from stockholder..........         --     106,190          --
  Deferred income taxes.....................         --         --       393,059
                                              ---------- ----------  -----------
    Total current assets....................   1,049,137  4,926,198   11,140,009
Computers, purchased software, and property,
 net........................................     118,413    655,181    1,156,904
                                              ---------- ----------  -----------
    Total assets............................  $1,167,550 $5,581,379  $12,296,913
                                              ========== ==========  ===========
Liabilities and stockholders' equity
Current liabilities:
  Note payable--Former stockholder..........  $   37,994 $   23,835  $       --
  Line of credit............................     300,000        --           --
  Accounts payable..........................     164,011    476,984    1,196,837
  Income taxes payable......................         --         --       230,388
  Accrued expenses..........................     264,647  1,499,724    3,615,440
  Deferred revenue..........................     127,200  1,919,428    4,655,873
                                              ---------- ----------  -----------
    Total current liabilities...............     893,852  3,919,971    9,698,538
Long-term notes payable--Former
 stockholder................................      23,835        --           --
Stockholders' equity:
  Common stock, no par value; authorized--
   12,000,000 shares; issued and
   outstanding--5,500,000 at December 31,
   1997, 8,375,000 at December 31, 1998, and
   9,312,500 at September 30, 1999..........     118,500    247,550      274,439
  Additional paid-in capital................         --         --       517,948
  Retained earnings.........................     131,363  1,447,164    1,805,988
  Note receivable from stockholder..........         --     (33,306)         --
                                              ---------- ----------  -----------
    Total stockholders' equity..............     249,863  1,661,408    2,598,375
                                              ---------- ----------  -----------
    Total liabilities and stockholders'
     equity.................................  $1,167,550 $5,581,379  $12,296,913
                                              ========== ==========  ===========

   The accompanying notes are an integral part of these financial statements.

                                 INFORTE CORP.

                            STATEMENTS OF OPERATIONS

                                                               Nine months ended
                              Year ended December 31,            September 30,
                         ----------------------------------- ----------------------
                            1996        1997        1998        1998       1999
                         ----------  ----------  ----------- ---------- -----------
                                                                  (Unaudited)
Revenues................ $1,998,610  $5,055,723  $13,447,034 $9,803,012 $20,534,865
Operating expenses:
  Project personnel and
   related expenses.....  1,323,955   2,721,625    6,830,187  5,061,051   8,892,732
  Sales and marketing...    174,316     828,805    1,467,334  1,054,955   3,611,088
  Recruiting, retention,
   and training.........     51,278     694,224    1,164,771    866,323   1,969,315
  Management and
   administrative.......    152,825     950,591    2,691,545  1,915,430   3,575,566
                         ----------  ----------  ----------- ---------- -----------
    Total operating
     expenses...........  1,702,374   5,195,245   12,153,837  8,897,759  18,048,701
                         ----------  ----------  ----------- ---------- -----------
Operating income
 (loss).................    296,236    (139,522)   1,293,197    905,253   2,486,164
Interest income
 (expense), net and
 other..................     (4,033)    (22,420)      22,604      9,522      95,484
                         ----------  ----------  ----------- ---------- -----------
Pretax income (loss)....    292,203    (161,942)   1,315,801    914,775   2,581,648
Income tax expense......        --          --           --         --      775,660
                         ----------  ----------  ----------- ---------- -----------
Net income (loss)....... $  292,203  $ (161,942) $ 1,315,801 $  914,775 $ 1,805,988
                         ==========  ==========  =========== ========== ===========
Pro forma net income
 (loss) data
 (unaudited):
  Pro forma income tax
   expense (benefit).... $  119,162  $  (51,273) $   538,730 $  375,291 $ 1,031,478
                         ----------  ----------  ----------- ---------- -----------
  Pro forma net income
   (loss)............... $  173,041  $ (110,669) $   777,071 $  539,484 $ 1,550,170
                         ==========  ==========  =========== ========== ===========
  Pro forma earnings
   (loss) per share:
    Basic............... $     0.03  $    (0.02) $      0.14 $     0.09 $      0.19
                         ==========  ==========  =========== ========== ===========
    Diluted............. $     0.02  $    (0.02) $      0.08 $     0.05 $      0.15
                         ==========  ==========  =========== ========== ===========
Weighted Average common
 shares outstanding:
  Basic.................  6,095,833   5,263,562    5,517,329  5,504,304   8,378,434
                         ==========  ==========  =========== ========== ===========
  Diluted...............  9,108,330   5,263,562   10,142,768 10,020,878  10,684,440
                         ==========  ==========  =========== ========== ===========

   The accompanying notes are an integral part of these financial statements.

                                 INFORTE CORP.

                       STATEMENTS OF STOCKHOLDERS' EQUITY

                             Common Stock
                          -------------------- Additional                            Total
                          Number of             Paid-In     Notes     Retained   Stockholders'
                            Shares     Amount   Capital   Receivable  Earnings      Equity
                          ----------  -------- ---------- ---------- ----------  -------------
Balance at January 1,
 1996...................   6,950,000  $ 15,000  $    --    $   --    $  161,102   $  176,102
 Repurchase of common
  stock.................  (3,100,000)      --        --        --      (160,000)    (160,000)
 Issuance of common
  stock.................   1,050,000    54,194       --        --           --        54,194
 Net income.............         --        --        --        --       292,203      292,203
                          ----------  --------  --------   -------   ----------   ----------
Balance at December 31,
 1996...................   4,900,000    69,194       --        --       293,305      362,499
 Issuance of common
  stock.................     600,000    49,306       --        --           --        49,306
 Net loss...............         --        --        --        --      (161,942)    (161,942)
                          ----------  --------  --------   -------   ----------   ----------
Balance at December 31,
 1997...................   5,500,000   118,500       --        --       131,363      249,863
 Net income.............         --        --        --        --     1,315,801    1,315,801
 Exercise of stock
  options...............   2,860,000   116,000       --        --           --       116,000
 Issuance of common
  stock.................      15,000    13,050       --        --           --        13,050
 Note receivable from
  stockholder...........         --        --        --    (33,306)         --       (33,306)
                          ----------  --------  --------   -------   ----------   ----------
Balance at December 31,
 1998...................   8,375,000   247,550       --    (33,306)   1,447,164    1,661,408
 Exercise of stock
  options...............     937,500    26,889       --        --           --        26,889
 Subchapter S
  distributions.........         --        --        --        --      (929,216)    (929,216)
 Undistributed
  Subchapter S
  corporation earnings..         --        --    517,948       --      (517,948)         --
 Proceeds from note
  receivable............         --        --        --     33,306          --        33,306
 Net income.............         --        --        --        --     1,805,988    1,805,988
                          ----------  --------  --------   -------   ----------   ----------
Balance at September 30,
 1999 (unaudited).......   9,312,500  $274,439  $517,948   $    --   $1,805,988   $2,598,375
                          ==========  ========  ========   =======   ==========   ==========


   The accompanying notes are an integral part of these financial statements.

                                 INFORTE CORP.

                            STATEMENTS OF CASH FLOWS

                                                             Nine months ended
                             Year ended December 31,           September 30,
                          -------------------------------  ----------------------
                            1996      1997        1998        1998        1999
                          --------  ---------  ----------  ----------  ----------
                                                                (Unaudited)
Cash flows from
 operating activities
Net income (loss).......  $292,203  $(161,942) $1,315,801  $  914,775  $1,805,988
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
 Depreciation and
  amortization..........    28,242     49,403     204,199     126,520     305,360
 Deferred income taxes..       --         --          --          --     (393,059)
 Changes in operating
  assets and
  liabilities:
 Accounts receivable....  (281,722)  (508,494) (1,067,234)   (847,308) (2,852,588)
 Prepaid expenses and
  other current assets..    19,262    (25,614)    (71,546)    (68,751)   (482,685)
 Accounts payable.......    (7,916)   150,637     312,973     286,225     719,853
 Income taxes payable...       --         --          --          --      230,388
 Accrued expenses and
  other ................    11,507    208,451   1,211,581     923,367   2,115,716
 Deferred revenue.......       --     127,200   1,792,228     546,737   2,736,445
                          --------  ---------  ----------  ----------  ----------
Net cash provided by
 (used in) operating
 activities.............    61,576   (160,359)  3,698,002   1,881,565   4,185,418
Cash flows from
 investing activities
Note receivable --
 Stockholder............       --         --          --          --      106,190
Purchases of computers,
 software, and
 property...............   (41,361)   (99,166)   (740,967)   (536,224)   (807,083)
                          --------  ---------  ----------  ----------  ----------
Net cash used in
 investing activities...   (41,361)   (99,166)   (740,967)   (536,224)   (700,893)
Cash flows from
 financing activities
Net (repayments of)
 proceeds from line of
 credit.................       --     300,000    (300,000)   (300,000)        --
Principal payments on
 note payable-- Former
 stockholder............       --     (34,650)    (37,994)    (28,165)    (23,835)
Issuance of note
 payable-- Former
 stockholder............    96,479        --          --          --          --
Proceeds from issuance
 of common stock........    54,194     49,306      13,050      13,050         --
Proceeds from the
 exercise of stock
 options................       --         --          --          516      26,889
Repurchase of common
 stock..................  (160,000)       --          --          --          --
Subchapter S
 distributions .........       --         --          --          --     (929,216)
                          --------  ---------  ----------  ----------  ----------
Net cash (used in)
 provided by financing
 activities.............    (9,327)   314,656    (324,944)   (314,599)   (926,162)
                          --------  ---------  ----------  ----------  ----------
Net increase in cash and
 cash equivalents.......    10,888     55,131   2,632,091   1,030,742   2,558,363
Cash and cash
 equivalents, beginning
 of year................       --      10,888      66,019      66,019   2,698,110
                          --------  ---------  ----------  ----------  ----------
Cash and cash
 equivalents, end of
 year...................  $ 10,888  $  66,019  $2,698,110  $1,096,761  $5,256,473
                          ========  =========  ==========  ==========  ==========
Noncash activities:
  Note receivable --
   Stockholder..........  $    --   $     --   $ (116,000) $      --   $      --

   The accompanying notes are an integral part of these financial statements.

                                 INFORTE CORP.

                         NOTES TO FINANCIAL STATEMENTS

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)

1. Nature of Business

    Inforte Corp. (Inforte) is an eBusiness integrator, providing advanced technology consulting and systems integration services that enable its clients to capitalize on Internet-based technologies to transform their businesses. Inforte focuses on helping its clients create, design, and implement end-to-end eBusiness models, which are models that integrate, through the power of the Internet, its clients' internal operations and external relations with customers and suppliers.

2. Significant Accounting Policies

Cash and Cash Equivalents

    Inforte considers all highly liquid investments with an original maturity of 90 days or less to be cash equivalents.

Computers, Purchased Software, and Property

    Computers, purchased software, and property are stated at cost. Inforte provides for depreciation and amortization using the straight-line method over their estimated useful lives as follows:

                                                                       Estimated
                                                                        Useful
   Asset Classification                                                  Life
   --------------------                                                ---------
   Office furniture................................................... 3-5 years
   Computers and equipment............................................ 2-3 years
   Leasehold improvements............................................. 2-3 years
   Purchased software................................................. 2-3 years

    Repairs and maintenance are charged to expense as incurred. Significant improvements are capitalized and depreciated. Upon retirement or sale, the cost of the assets disposed of and the related accumulated depreciation are removed from the accounts, and any resulting gain or loss is included in the results of operations.

Revenue Recognition

    Revenues pursuant to fixed-fee contracts are generally recognized as services are rendered on the percentage-of-completion method of accounting based on the ratio of costs incurred to total estimated costs. The cumulative impact of any revision in estimates of the percent complete is reflected in the period in which the changes become known. Revenues pursuant to time-and-material contracts are generally recognized as services are performed. Amounts billed prior to rendering services are classified as deferred revenue. Revenues exclude reimbursable expenses chargeable to the client.

Financial Instruments and Concentrations of Credit Risk

    Financial instruments which potentially subject Inforte to concentrations of credit risk consist principally of cash and cash equivalents and uncollateralized accounts receivable. Inforte performs

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited) periodic credit evaluations of its customers' financial condition and generally does not require collateral. Inforte maintains an allowance for potential credit losses, and such losses have been within management's expectations.

    For the year ended December 31, 1996, three customers accounted for 16%, 13%, and 13% of revenue, and 0%, 13%, and 11% of accounts receivable at December 31, 1996. For the year ended December 31, 1997, one customer accounted for 27% of revenue and 11% of accounts receivable at December 31, 1997. For the year ended December 31, 1998 no customer accounted for more than 10% of revenue and no customer accounted for more than 10% of accounts receivable at December 31, 1998.

Use of Accounting Estimates

    The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Recently Issued Accounting Standards

    Effective January 1, 1998, Inforte adopted Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" (SFAS 130). SFAS 130 establishes new rules for the reporting and display of comprehensive income and its components. Comprehensive income (loss) is the same as net income
(loss) for Inforte. Accordingly, the adoption of SFAS 130 had no impact on Inforte's net income (loss) or stockholders' equity.

    Effective January 1, 1998, Inforte adopted Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" (SFAS 131). SFAS 131 requires public business enterprises to report information about operating segments in annual financial statements and requires those enterprises to report selected information about operating segments in interim financial reports. The adoption of SFAS 131 did not affect results of operations or have a significant effect on disclosures because Inforte continues to consider its business activities as a single segment.

    Effective January 1, 1999, Inforte adopted Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" (SFAS 133). SFAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. It requires all derivatives to be recorded on the balance sheet at fair value and establishes special accounting for the different types of hedges. As Inforte does not own derivative instruments and has not entered into hedging transactions the adoption of SFAS 133 had no impact on Inforte's net income (loss) or stockholders' equity.

Basis of Presentation of Interim Financial Statements

    The accompanying unaudited financial statements as of September 30, 1998 and 1999, and for the nine months ended September 30, 1998 and 1999, have been prepared in accordance with

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)

generally accepted accounting principles for interim financial information and with the instructions to Article 10 of Regulation S-X of the Securities and Exchange Commission. Such financial statements do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

    In the opinion of Inforte, all adjustments considered necessary to present fairly the financial position as of September 30, 1998 and 1999, and the statements of operations, stockholders' equity and cash flows for the nine-month period ended September 30, 1998 and 1999, have been included.

3. Computers, Purchased Software, and Property

    Computers, purchased software, and property at December 31 consist of the following:

                                                                1997     1998
                                                              -------- --------
Office furniture............................................. $ 14,134 $ 40,873
Computers and equipment......................................  183,564  730,882
Leasehold improvements.......................................   22,603   24,008
Purchased software...........................................      --   165,505
                                                              -------- --------
                                                               220,301  961,268
Less: Accumulated depreciation and amortization..............  101,888  306,087
                                                              -------- --------
                                                              $118,413 $655,181
                                                              ======== ========

4. Line of Credit and Note Payable to Former Stockholder

    Inforte entered into a secured line of credit agreement in 1997, which was amended on August 17, 1998, to, among other things, increase the amount available to $1,000,000 from $500,000, and to lower the interest rate to the prime rate plus 0.75% from the prime rate plus 1%. The prime rate was 8.5% and 7.75% at December 31, 1997 and 1998, respectively. Borrowings under this agreement are secured by the assets of Inforte. During September 1999 this secured line of credit was amended to increase the amount available to $2,500,000 and to lower the interest rate to prime.

    The note payable to the former stockholder is payable in monthly installments of $3,511, including interest at 9.25%, through July 31, 1999.

    Interest paid was $4,033 in 1996, $22,540 in 1997, and $9,476 in 1998.

5. Income Taxes

    For 1996, 1997, and 1998, the stockholders of Inforte elected, under Subchapter S of the Internal Revenue Code, to include Inforte's income or loss in their personal federal and state income tax returns. Accordingly, Inforte was generally not subject to federal or state income taxes in these years. Inforte continued to be subject to state income taxes either by statute or election in certain states. State income taxes paid were $384 in 1996, $11,662 in 1997, and $1,800 in 1998. The stockholders of Inforte terminated their S corporation election as of January 1, 1999.

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)

    Income tax expense for the nine month period ended September 30, 1999 (unaudited) consists of the following:

   Current:
     Federal........................................................ $  953,174
     State..........................................................    215,545
                                                                     ----------
                                                                      1,168,719
   Deferred:
     Federal........................................................   (321,404)
     State..........................................................    (71,655)
                                                                     ----------
                                                                       (393,059)
                                                                     ----------
                                                                     $  775,660
                                                                     ==========

    The reconciliation of income taxes computed using the federal statutory rate of 34% for the nine month period ended September 30, 1999 is as follows:

   Federal income tax at the statutory rate............................. 34.0%
   State income tax, net of federal tax benefit.........................  5.0
   Nondeductible expenses...............................................  0.3
   Recording of net deferred tax asset due to termination of S
    Corporation status.................................................. (9.3)
                                                                         ----
                                                                         30.0%

    The tax effects of temporary differences that give rise to deferred tax assets and liabilities at September 30, 1999 (unaudited) are as follows:

                                                                   September 30,
                                                                       1999
                                                                   -------------
   Deferred income tax assets:
     Allowance for doubtful accounts..............................   $175,500
     Accrued bonuses and vacation pay.............................     99,088
     Other........................................................    122,778
     Deferred revenue.............................................     62,555
                                                                     --------
   Gross deferred tax assets......................................    459,921
   Deferred income tax liability:
     Use of cash basis for income tax purposes....................    (66,862)
                                                                     --------
     Deferred income tax liability................................    (66,862)
                                                                     --------
   Net deferred income tax asset..................................   $393,059
                                                                     ========

    No valuation allowance for deferred tax assets has been recorded as Inforte believes it is more likely than not the deferred tax assets will be realized in the future.

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)


6. Earnings per Share

    The following table sets forth the computation of basic and diluted earnings per share. There were 5,000,975 stock options outstanding at December 31, 1997, that could have potentially diluted basic earnings per share and were not included in the fully diluted computation at December 31, 1997, because their effects would have been antidilutive.

                                    December 31,                  September 30,
                          ---------------------------------- -----------------------
                             1996       1997        1998        1998        1999
                          ---------- ----------  ----------- ----------- -----------
                                                                   (Unaudited)
Numerator
Numerator for basic and
 diluted earnings (loss)
 per common share:
  Net income (loss).....  $  292,203 $ (161,942) $ 1,315,801 $   914,775 $ 1,805,988
                          ========== ==========  =========== =========== ===========
  Pro forma net income
   (loss)--unaudited ...  $  173,041 $ (110,669) $   777,071 $   539,484 $ 1,550,170
                          ========== ==========  =========== =========== ===========
Denominator
Denominator for basic
 earnings (loss) per
 common share:
 Weighted-average
  shares................   6,095,833  5,263,562    5,517,329   5,504,304   8,378,434
                          ---------- ----------  ----------- ----------- -----------
Effect of dilutive
 securities:
Employee stock options..   3,012,497        --     4,625,439   4,516,574   2,306,006
                          ---------- ----------  ----------- ----------- -----------
Denominator for diluted
 earnings (loss) per
 common share:
  Adjusted weighted-
   average shares.......   9,108,330  5,263,562   10,142,768  10,020,878  10,684,440
                          ========== ==========  =========== =========== ===========

7. Related Party Transactions

    A note receivable with recourse was executed between Inforte and one of its stockholders in December 1998 related to the exercise of stock options. There were no interest payments required while the note is outstanding, and the term is indefinite as it can be repaid at any time. The note bears interest at 7.75% which accrues annually. The stockholder had the option of repaying the note with cash or by selling a portion of stock to Inforte at the then-current fair market value. Inforte is not obligated to purchase more stock from the stockholder than would be necessary to repay the balance of the note and accrued interest. The outstanding balance of the note plus accrued interest receivable at December 31, 1998, is $106,190. This note and accrued interest was repaid in full on September 30, 1999.

    At December 31, 1998, Inforte had a note receivable from a stockholder for $33,306 classified as a reduction of stockholders' equity, which was subsequently repaid through a distribution to the stockholder in April 1999.

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)

8. Stockholders' Equity

Stock Option and Incentive Plans

    The 1995 Incentive Stock Option Plan (1995 Plan) provides for the issuance of incentive stock options and nonqualified stock options to officers and other key employees of Inforte. Inforte has reserved an aggregate of 4,900,000 shares for issuance under the 1995 Plan, of which 240,000 were available for grant as of September 30, 1999. Inforte does not intend to issue any additional options under the 1995 Plan.

    The stock options may be exercised only to the extent that they have vested in accordance with provisions determined by the Board of Directors with terms not to exceed 10 years.

    On December 31, 1997, the stockholders approved the 1997 Incentive Compensation Plan (1997 Plan), which permits the grant of stock options and other stock awards covering up to 1,600,000 shares to employees and directors of Inforte, of which 598,075 were available for grant at September 30, 1999. The 1997 Plan authorizes the grant of both incentive and nonqualified stock options, and further authorizes the grant of stock appreciation rights independently of or with respect to options granted or outstanding. Stock options generally have 10-year terms and vest in accordance with provisions determined by the Board of Directors. A restricted stock program, performance program, and bonus shares program have also been established under the 1997 Plan. Awards under the restricted stock program and performance program are earned over a period of time upon the achievement of certain performance objectives. Restricted share grants may not be sold or otherwise disposed until the restrictions lapse. Performance shares are payable in cash, common stock, or a combination thereof when earned. Bonus shares allow participants to elect to receive shares of common stock in lieu of a portion or all of cash bonuses paid by Inforte. Stock appreciation rights and restricted stock have not been granted to date.

    A summary of stock option information follows:

                                          1995 Plan             1997 Plan
                                     --------------------- --------------------
                                                 Weighted-            Weighted-
                                                  Average              Average
                                       Number    Exercise   Number    Exercise
                                     of Shares     Price   of Shares    Price
                                     ----------  --------- ---------  ---------
   Outstanding on January 1, 1996..   2,200,000    $0.02         --     $ --
   Granted.........................   1,950,000     0.05         --       --
                                     ----------    -----   ---------    -----
   Outstanding on December 31,
    1996...........................   4,150,000     0.03         --       --
   Granted.........................     725,000     0.13     125,975     0.24
                                     ----------    -----   ---------    -----
   Outstanding on December 31,
    1997...........................   4,875,000     0.05     125,975     0.24
   Granted.........................         --       --      573,875     0.47
   Exercised.......................  (2,860,000)    0.04         --       --
   Canceled........................    (215,000)    0.03     (25,950)    0.37
                                     ----------    -----   ---------    -----
   Outstanding on December 31,
    1998...........................   1,800,000     0.06     673,900     0.43
   Granted.........................         --       --      346,000     2.44
   Exercised.......................    (937,500)    0.03         --       --
   Canceled........................         --       --      (17,975)    0.54
                                     ----------    -----   ---------    -----
   Outstanding on September 30,
    1999...........................     862,500     0.10   1,001,925     1.12
                                     ==========    =====   =========    =====
   Exercisable at September 30,
    1999...........................     150,000     0.05     111,441     0.29
   Available for grant at September
    30, 1999.......................     240,000              598,075
   Fair value of options granted
    during nine months ended
    September 30, 1999.............                                     $0.50

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)


    The outstanding options at September 30, 1999, had exercise prices ranging from $0.02 to $3.50 and a weighted-average contractual life of 8.78 years. From October 1, 1999 through December 1, 1999, Inforte granted an additional 611,425 options with an exercise price of $7.00, the estimated fair market value of the common stock.

    As permitted by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," stock option and incentive plans are accounted for in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Generally, no compensation expense is recognized for stock options if exercise prices equal the market value of the underlying shares of stock at the measurement date. To date, Inforte has granted options with exercise prices equal to market value on the measurement date (date of grant).

    Had stock options and incentive plans been accounted for at fair value in accordance with SFAS No. 123, Inforte's net income (loss) on a pro forma basis would have been:

                                                                       Nine
                                                                      months
                                                                      ended
                                        Year ended December 31,     September
                                     ------------------------------    30,
                                       1996     1997        1998       1999
                                     -------- ---------  ---------- ----------
Net income (loss)
  As reported....................... $292,203 $(161,942) $1,315,801 $1,805,988
  Pro forma.........................  273,598  (162,910)  1,303,951  1,780,548
Pro forma earnings (loss) per
 share.............................. $   0.03 $   (0.03) $     0.13 $     0.17

    The fair value of stock options used to compute pro forma net income (loss) and pro forma net income (loss) per share is the estimated present value at grant date using the minimum value option-pricing model with the following assumptions: dividend yield of 0%, risk-free interest rates ranging from 6.0% to 4.62%, and a weighted-average expected option life of four years.

9. Lease Commitments

    At December 31, 1998, Inforte was obligated for future minimum lease payments under operating leases that have initial or remaining noncancelable terms in excess of one year, as follows:

   1999............................................................... $270,691
   2000...............................................................  235,396
   2001...............................................................  212,163
   2002...............................................................  214,098
                                                                       --------
   Total minimum lease payments....................................... $932,348
                                                                       ========

    Rent expense for operating leases was $37,888, $164,243, and $284,017 for the years ended December 31, 1996, 1997, and 1998, respectively.

10. Benefit Plan

    Inforte sponsors a 401(k) savings plan covering all employees. Inforte has not made any discretionary contributions to this plan. Administrative costs during 1996, 1997, and 1998 related to this plan are not considered material.

                                 INFORTE CORP.

                  (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)




11. Pro Forma Income Taxes (Unaudited)

    The pro forma provision (benefit) for income taxes reflects the income tax expense that would have been reported if Inforte had been a C corporation. The components of pro forma income taxes are as follows:

                                                                   Nine months
                                      Year ended December 31,         ended
                                     ---------------------------  September 30,
                                       1996     1997      1998        1998
                                     -------- --------  --------  -------------
Pro forma income taxes:
Current:
  Federal........................... $  8,832 $    --   $438,766    $325,152
  State.............................    2,130      --    105,842      78,435
                                     -------- --------  --------    --------
    Total current...................   10,962      --    544,608     403,587
Deferred:
  Federal...........................   87,172  (41,308)   (4,736)    (22,797)
  State.............................   21,028   (9,965)   (1,142)     (5,499)
                                     -------- --------  --------    --------
    Total deferred..................  108,200  (51,273)   (5,878)    (28,296)
                                     -------- --------  --------    --------
    Total pro forma income taxes
     (benefit)...................... $119,162 $(51,273) $538,730    $375,291
                                     ======== ========  ========    ========

    The following table reconciles the expected corporate federal income tax expense (computed by multiplying Inforte's income before income taxes by 34%) to Inforte's pro forma income tax expense:

                                                                  Nine months
                                      Year ended December 31,        ended
                                     --------------------------- September 30,
                                       1996     1997      1998       1998
                                     -------- --------  -------- -------------
Expected pro forma income tax
 expense (benefit).................. $102,096 $(54,966) $447,372   $311,024
State income taxes, net of federal
 tax effect.........................   15,285   (6,577)   69,103     48,138
Other permanent items...............    1,781   10,270    22,255     16,129
                                     -------- --------  --------   --------
                                     $119,162 $(51,273) $538,730   $375,291
                                     ======== ========  ========   ========

    Deferred income tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax basis. Deferred income tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income tax assets and liabilities of changes in tax rates is recognized in income in the period that includes the enactment date.

                                 INFORTE CORP.

                 (Information pertaining to nine-month period
                ended September 30, 1998 and 1999 is unaudited)


    The tax effects of temporary differences that give rise to significant portions of the unaudited pro forma deferred income tax assets and liability as of December 31, 1998, are presented below:

                                                                     As of
                                                               December 31, 1998
                                                               -----------------
   Pro forma deferred income tax assets:
     Allowance and deferrals..................................     $ 115,058
     Accrued bonuses and vacation pay.........................       140,739
     Other....................................................       133,239
     Depreciation.............................................            11
                                                                   ---------
   Gross deferred income taxes................................       389,047
   Pro forma deferred income tax liability:
     Use of cash basis for income tax purposes................      (133,229)
                                                                   ---------
     Deferred income tax liability............................      (133,229)
                                                                   ---------
   Net deferred income tax asset..............................     $ 255,818
                                                                   =========

                          [Inside Back Page Graphics]

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Cautionary Note Regarding Forward-Looking Statements.....................  13
Use of Proceeds..........................................................  13
Dividend Policy..........................................................  13
Capitalization...........................................................  14
Dilution.................................................................  15
Selected Financial Data..................................................  16
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  17
Business.................................................................  24
Management...............................................................  36
Certain Transactions.....................................................  40
Principal Stockholders...................................................  41
Description of Capital Stock.............................................  42
Shares Eligible for Future Sale..........................................  45
Underwriting.............................................................  47
Legal Matters............................................................  48
Experts..................................................................  48
Additional Information...................................................  49
Index to Financial Statements............................................ F-1

                                 ------------

Through and including       , 2000 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to a dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to an unsold allotment or subscription.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                      Shares

                                 Inforte Corp.

                                 Common Stock

                                 ------------

                                    [LOGO]

                                 ------------

                             Goldman, Sachs & Co.

                             Salomon Smith Barney

                            William Blair & Company
                      Representatives of the Underwriters

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

    The following table sets forth the costs and expenses, other than the underwriting discount, payable by the registrant in connection with the sale of the common stock being registered. All amounts are estimates, except for the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq listing fee. All of these costs and expenses will be borne by the registrant.

      Securities and Exchange Commission filing fee.................... $13,200
      NASD filing fee..................................................   5,500
      Nasdaq listing fee...............................................    *
      Blue Sky fees and expenses.......................................    *
      Transfer agent expenses and fees.................................    *
      Printing and engraving...........................................    *
      Accountants' fees and expenses...................................    *
      Legal fees and expenses..........................................    *
      Directors and officers insurance premium.........................    *
      Miscellaneous....................................................    *
                                                                        -------
        Total.......................................................... $
                                                                        =======

--------
* To be supplied by amendment.

Item 14. Indemnification of Directors and Executive Officers.

    Section 145 of the Delaware General Corporation Law authorizes a court to award, or permits a Delaware corporation to grant, indemnity to present or former directors and executive officers, as well as certain other persons serving at the request of the corporation in related capacities. This permitted indemnity is sufficiently broad to permit indemnification for liabilities arising under the Securities Act of 1933, including reimbursement for expenses incurred.

    The indemnification authorized under Delaware law is not exclusive and is in addition to any other rights granted to officers and directors under the certificate of incorporation or bylaws of the corporation or any agreement between officers and directors and the corporation. The registrant's certificate of incorporation and bylaws provide for the indemnification of directors, former directors and executive officers to the maximum extent permitted by Delaware law. The registrant's certificate of incorporation and bylaws also provide that it may purchase and maintain insurance on behalf of a director or officer against liability asserted against the director or officer in such capacity. In addition, the registrant has entered into Indemnification Agreements (Exhibit 10.7 hereto) with each executive officer and director. The Underwriting Agreement (Exhibit 1.1) also provides for cross-indemnification among the registrant and the underwriters with respect to certain matters, including matters arising under the Securities Act.

Item 15. Recent Sales of Unregistered Securities

    Within the past three years, we have sold the following securities which were not registered under the Securities Act:

    Between July 31, 1996 and August 15, 1998, we sold a total of 1,665,000 shares of our common stock to six of our key employees for aggregate consideration of approximately $116,550.

The purchases and sales were exempt pursuant to Section 4(2) of the Securities Act as transactions by an issuer not involving a public offering, where the purchasers represented their intention to acquire the securities for investment only, not with a view toward distribution, and received or had access to adequate information about Inforte.

    Since adoption of our incentive stock option plan in 1995 and through December 1, 1999, we have granted stock options to employees to purchase 4,332,275 shares of common stock with exercise prices ranging from $0.02 to $7.00 per share pursuant to the plan. Of these options, 3,922,500 have been exercised for an aggregate consideration of $145,391. The issuance of common stock upon exercise of the options was exempt pursuant to Rule 701, as a transaction pursuant to a compensatory benefit plan.

    No underwriters were employed in any of the above transactions.

    Appropriate legends were affixed to the share certificates issued in the transactions.

Item 16. Exhibits and Financial Statement Schedules.

    (a) Exhibits

 Exhibit No. Description
 ----------- -----------
  1.1*       Form of Underwriting Agreement
  3.1        Certificate of Incorporation
  3.2        Bylaws
  5.1*       Legal Opinion of Foley & Lardner as to legality of securities
 10.2        Loan Agreement dated as of September 16, 1999 between the
             registrant and Citibank, N.A.
 10.3        Amended and Restated 1995 Incentive Stock Option Plan
 10.4        Amended and Restated 1997 Incentive Compensation Plan
 10.5        Form of Stock Option Agreement
 10.6        1999 Employee Stock Purchase Plan
 10.7        Form of Director/Officer Indemnification Agreement
 23.1        Consent of Independent Auditors
 23.2*       Consent of Foley & Lardner (included in Exhibit 5.1)
 24.1        Power of Attorney (included on signature page hereto)
 27.1        Financial Data Schedule Nine months ended September 30, 1999
 27.2        Financial Data Schedule Year ended December 31, 1998
 27.3        Financial Data Schedule Nine months ended September 30, 1998
 27.4        Financial Data Schedule Year ended December 31, 1997
 27.5        Financial Data Schedule Year ended December 31, 1996

--------
* To be filed by amendment

    (b) Financial Statement Schedules

    Schedule II--Valuation and Qualifying Accounts

Item 17. Undertakings

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt deliver to each purchaser.

    The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against such public policy as expressed in the Act and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issues.

                                   SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on December 8, 1999.

                                          Inforte Corp.

                                                    /s/ Philip S. Bligh
                                          By___________________________________
                                             Philip S. Bligh, President, Chief
                                              Executive Officer, and Chairman

    Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below constitutes and appoints Stephen C.P. Mack, Ronald G. Meyer, and Edwin D. Mason, and each of them individually, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and any Rule 462(b) registration statement and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

              Signature                          Title                   Date
              ---------                          -----                   ----

         /s/ Philip S. Bligh           President, Chief Executive  December 8, 1999
______________________________________  Officer, and Chairman
           Philip S. Bligh

        /s/ Stephen C. P. Mack         Chief Operating Officer     December 8, 1999
______________________________________  and Director
          Stephen C. P. Mack

           /s/ Nick Padgett            Chief Financial Officer,    December 8, 1999
______________________________________  Chief Accounting Officer,
             Nick Padgett               and Director

                                  SCHEDULE II
                       VALUATION AND QUALIFYING ACCOUNTS
                                 INFORTE CORP.

                                            Additions
                                       -------------------
                                       Charged
                            Balance at to Costs Charged to             Balance
                            Beginning    and      Other               at End of
                            of Period  Expenses  Accounts  Deductions  Period
                            ---------- -------- ---------- ---------- ---------
Description
-----------
Year ended December 31,
 1996
  Reserves and allowances
   deducted from asset
   accounts
    Allowance for doubtful
     accounts..............  $     0   $     --    $ --       $ --    $      0
Year ended December 31,
 1997
  Reserves and allowances
   deducted from asset
   accounts
    Allowance for doubtful
     accounts..............  $     0   $ 20,000    $ --       $ --    $ 20,000
Year ended December 31,
 1998
  Reserves and allowances
   deducted from asset
   accounts
    Allowance for doubtful
     accounts..............  $20,000   $255,000    $ --       $ --    $275,000

                         REPORT OF INDEPENDENT AUDITORS

    We have audited the accompanying balance sheets of Inforte Corp. as of December 31, 1997 and 1998 and the related statements of operations, stockholders' equity, and cash flows for each of the three years in the period ended December 31, 1998 and have issued our report thereon dated October 15, 1999 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

    In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

                                          /s/ Ernst & Young LLP

Chicago, Illinois
October 15, 1999

                                 EXHIBIT INDEX

 Exhibit No.                          Description
 -----------                          -----------
  1.1*       Form of Underwriting Agreement
  3.1        Certificate of Incorporation
  3.2        Bylaws
  5.1*       Legal Opinion of Foley & Lardner as to legality of securities
 10.2        Loan Agreement dated as of September 16, 1999 between the
             registrant and Citibank, N.A.
 10.3        Amended and Restated 1995 Incentive Stock Option Plan
 10.4        Amended and Restated 1997 Incentive Compensation Plan
 10.5        Form of Stock Option Agreement
 10.6        1999 Employee Stock Purchase Plan
 10.7        Form of Director/Officer Indemnification Agreement
 23.1        Consent of Independent Auditors
 23.2*       Consent of Foley & Lardner (included in Exhibit 5.1)
 24.1        Power of Attorney (included on signature page hereto)
 27.1        Financial Data Schedule Nine months ended September 30, 1999
 27.2        Financial Data Schedule Year ended December 31, 1998
 27.3        Financial Data Schedule Nine months ended September 30, 1998
 27.4        Financial Data Schedule Year ended December 31, 1997
 27.5        Financial Data Schedule Year ended December 31, 1996

--------
* To be filed by amendment